PRICING SUPPLEMENT†	Registration Statement Nos. 333-184147 and 333-184147-01
(TO PROSPECTUS DATED SEPTEMBER 28, 2012)	Rule 424(b)(5)
The Royal Bank of Scotland plc

RBS NotesSM
fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc

4,000,000 ETNs*
RBS Global Big Pharma Exchange Traded Notes
General
•
The RBS Global Big Pharma Exchange Traded Notes (the “ETNs”) (NYSE Arca: “DRGS”) are designed for investors who seek exposure to the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM, an index that is designed to track the performance of the equity securities of a cross-section of companies involved in various phases of the development, production and marketing of pharmaceuticals.

•
The ETNs do not pay interest, and investors should be willing to lose up to 100% of their investment if the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM declines or does not increase in an amount sufficient to offset the investor fee.

•
The ETNs are unsecured and unsubordinated obligations of The Royal Bank of Scotland plc, maturing October 25, 2041, and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc.  Any payment on the ETNs is subject to the ability of The Royal Bank of Scotland plc, as the issuer of the ETNs, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

•
The denomination and stated face amount of each ETN is $25.00.  Any ETNs issued in the future may be issued at a price that is higher or lower than the stated face amount, based on the indicative value of the ETNs at that time.

•
The initial offering of ETNs priced on October 21, 2011 (the “inception date”) and settled on October 26, 2011 (the “initial settlement date”).  Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”).

Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS plc”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Inception Date:	October 21, 2011
Initial Settlement Date:	October 26, 2011
Maturity Date:	October 25, 2041, subject to postponement if such day is not a business day or if the final valuation date is postponed.
Final Valuation Date:	October 22, 2041, subject to postponement as described below.
Index:
The return on the ETNs will be based on the performance of the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM (Bloomberg page:  “DGETR <Index>”) (the “Index”) during the term of the ETNs.  The Index is calculated and published by NYSE Arca, Inc. (the “Index Sponsor” and the “Index calculation agent”). The Index is comprised of equity securities of a cross-section of companies involved in various phases of development, production and marketing of pharmaceuticals, with the component securities represented in approximately equal dollar amounts.  In addition, the Index is a total return index, which means that the level of the Index takes into account the cash dividends paid, if any, on the Index components.  For more information, see “The Index” in this pricing supplement.

Payment at Maturity:
If your ETNs have not previously been repurchased or redeemed by RBS plc, at maturity you will receive a cash payment equal to the daily redemption value of your ETNs on the final valuation date (subject to postponement if the final valuation date is not a trading day or a market disruption event exists on the final valuation date).

Daily Redemption Value:
The daily redemption value as of the inception date is equal to the stated face amount of $25.00 per ETN.  For any valuation date thereafter, the daily redemption value per ETN is equal to (a) the daily redemption value on the immediately preceding valuation date, multiplied by (b) the index factor on such valuation date, multiplied by (c) the fee factor on such valuation date. RBS Securities Inc. (the “calculation agent”) will determine the daily redemption value on each valuation date.  The calculation agent will publish the daily redemption value of the ETNs for each valuation date via NYSE Arca under the symbol “DRGS.NV.”
If the daily redemption value per ETN equals zero, the ETNs will be automatically accelerated on such day and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

Index Factor:
The index factor on any valuation date, including the final valuation date, will be equal to the Index closing level on such valuation date, divided by the Index closing level on the immediately preceding valuation date.

Fee Factor/Investor Fee:
The fee factor on any valuation date, including the final valuation date, will be equal to one minus the investor fee, which is the product of (a) the annual investor fee and (b) the day-count fraction.

Annual Investor Fee:	The annual investor fee will be equal to 0.60% per annum.

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs will be reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least your initial investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than your initial investment at maturity or upon early repurchase or redemption.

 (key terms continued on next page)
† This amended and restated pricing supplement amends, restates and supersedes the pricing supplements dated October 21, 2011 and September 28, 2012 in their entirety.  We refer to this amended and restated pricing supplement as the “pricing supplement.”
The ETNs involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-17 of this pricing supplement.
The ETNs are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the ETNs, or determined if this pricing supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.
* The agent for this offering, RBS Securities Inc. (“RBSSI”), is our affiliate.  We issued $4,000,000 in face amount of the ETNs (equivalent to 160,000 ETNs) on the initial settlement date to be sold through RBSSI.  These ETNs and additional ETNs may be offered and sold from time to time by or through RBSSI and one or more dealers at a price that is higher or lower than the $25.00 stated face amount, based on the indicative value of the ETNs at that time.  We will receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the inception date.  As of June 28, 2013, we have issued $4,000,000 in face amount of the ETNs (equivalent to 160,000 ETNs).  We have entered into an agreement with Pacer Financial, Inc. (“Pacer”) under which Pacer will receive a portion of the investor fee in consideration for its role in marketing the ETNs. The actual amount received by Pacer in a given year will depend on, among other things, the daily redemption value of ETNs then outstanding and the number and value of any other then-outstanding securities issued by RBS plc or its affiliates and marketed by Pacer.
In exchange for providing certain services relating to the distribution of the ETNs, RBSSI, a member of the Financial Industry Regulatory Authority (“FINRA”), may receive all or a portion of the investor fee.  See “Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.

RBS Securities Inc.
July 2, 2013

(key terms continued from previous page)

Intraday “Indicative Value”:
The “indicative value” of the ETNs, which refers to the value of the ETNs at any given time, equals (a) the daily redemption value on the immediately preceding valuation date, multiplied by (b) the index factor at such time, multiplied by (c) the fee factor for the day on which such time occurs.  The Index calculation agent will publish the intraday “indicative value” of the ETNs every 15 seconds via NYSE Arca under the symbol “DRGS.IV.”

Day-Count Fraction:
On each valuation date, the day-count fraction is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

Index Closing Level:
The Index closing level on any valuation date will be the official closing level of the Index with respect to such valuation date reported on Bloomberg page “DGETR <Index>” or any successor page on Bloomberg or any successor service, as applicable, or if the official closing level of the Index is not reported on such page, the official closing level of the Index with respect to such valuation date as published or otherwise made publicly available by the Index Sponsor or the Index calculation agent, in each case as determined by the calculation agent.  In certain circumstances, the Index closing level will be based on the alternative calculation of the Index as described under “Specific Terms of the ETNs—Discontinuation or Modification of the Index.”

Repurchase of the ETNs at Your Option:
Subject to the requirements described below, on any business day from, and including, the initial settlement date to, and including, October 17, 2041, you may offer the applicable minimum repurchase amount or more of your ETNs to RBS plc for repurchase.  The minimum repurchase amount will be equal to 20,000 ETNs for any single repurchase; provided that RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  Any such reduction will be applied on a consistent basis for all holders of the ETNs from the time the reduction becomes effective.  The trading day immediately following the date you offer your ETNs for repurchase will be the valuation date applicable to such repurchase.  If you elect to offer your ETNs for repurchase, and the requirements for acceptance by RBS plc are met, you will receive a cash payment on the applicable repurchase date in an amount equal to the daily redemption value on the relevant valuation date, calculated in the manner described herein.

Redemption of the ETNs at Our Option:
We will have the right to redeem, in our sole discretion, the ETNs in whole, but not in part, on any business day from, and including, the initial settlement date to, and including, October 23, 2041.  The trading day immediately following the date on which we deliver the irrevocable redemption notice will be the valuation date applicable to such redemption.  Upon any such redemption, you will receive a cash payment on the applicable redemption date in an amount equal to the daily redemption value on the relevant valuation date.  If we exercise our right to redeem the ETNs, we will deliver an irrevocable redemption notice to DTC (the holder of the global note) not less than five business days prior to the applicable redemption date.  The last day on which we can deliver a redemption notice is October 16, 2041.

Pursuant to the implementation of the RBS Retail Investor Products Exit Plan, the likelihood that we will redeem the ETNs prior to the maturity has increased.  See “Recent Developments” and “Risk Factors – We may redeem your ETNs at our option” below for more information.

Repurchase Mechanics:
To offer your ETNs for repurchase, you and your broker must deliver an irrevocable offer for repurchase and confirmation of repurchase to RBS plc and follow the procedures set forth under “Specific Terms of the ETNs—Repurchase at Your Option.” If your offer for repurchase is received by e-mail after 4:00 p.m. or if your signed confirmation of repurchase is received by fax after 5:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day.  If you otherwise fail to comply with these procedures, your offer will be deemed ineffective and RBS plc will not be obligated to repurchase your ETNs.  Unless the scheduled repurchase date is postponed as described herein, the final day on which RBS plc will repurchase your ETNs will be October 23, 2041.  You must offer your ETNs for repurchase no later than October 17, 2041 in order to have your ETNs repurchased on October 23, 2041.

Valuation Date:
Each business day from, and including, the inception date to, and including, the final valuation date.  If any valuation date is not a trading day or if a market disruption event exists on any valuation date, the valuation date (including the final valuation date) will be postponed for up to five business days as provided in this pricing supplement.

Repurchase Date:
The repurchase date for any ETNs will be the third business day immediately following the applicable valuation date.  Unless the scheduled repurchase date is postponed as described in this pricing supplement, the final day on which RBS plc will repurchase your ETNs will be October 23, 2041.  As such, you must offer your ETNs for repurchase no later than October 17, 2041.

Redemption Date:	The redemption date will be specified in the redemption notice and will not be less than five business days or more than ten business days after the date of the redemption notice.
Acceleration Upon Zero Daily Redemption Value:
If the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on such day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

Listing / Secondary Market:
The ETNs are listed on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “DRGS.”  If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We have no obligation to maintain any listing on NYSE Arca or any other exchange.

Trading Day:
A trading day is a day on which (a) trading is generally conducted on NYSE Arca (or any successor exchange on which the ETNs are then listed) and the Exchange, and (b) the level of the Index is calculated and published, in each case as determined by the calculation agent.

Exchange:
Exchange means the exchange or quotation system, or any substitute exchange or quotation system, in which trading of the components of the Index principally occurs, as determined by the calculation agent.

Business Day:
A business day is any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law, executive order or governmental decree to be closed.

Index Sponsor and the Index Calculation Agent:	NYSE Arca
Calculation Agent:	RBS Securities Inc.
Trustee:	Wilmington Trust Company
Securities Administrator:	Citibank, N.A.
CUSIP/ISIN:	78009P135 / US78009P1350
Recent Developments:
On June 13, 2013, we announced that we would be exiting several business lines, including the structured retail investor products business that is responsible for issuing and maintaining the ETNs, and that we expect to move such businesses into a runoff organization which will go through a process of restructuring, asset sales and / or business sales (the “RBS Retail Investor Products Exit Plan”). The implementation of the RBS Retail Investor Products Exit Plan increases the likelihood that the ETNs will be redeemed by us prior to the Maturity Date. As of the date of this pricing supplement, we plan to continue to maintain the ETNs, including issuing new ETNs, but our plans could change. We cannot give you any assurances as to any minimum period of time that you may hold the ETNs before we redeem them at our option, and we have no obligation to take your interests into account when deciding whether to maintain or redeem the ETNs.

PS-i

ABOUT THIS PRICING SUPPLEMENT

As used in this pricing supplement, “RBS plc,” “we,” “us,” “our” and the “Bank” refer to The Royal Bank of Scotland plc, “RBSG” refers to The Royal Bank of Scotland Group plc, “Group” means The Royal Bank of Scotland Group plc together with its subsidiaries consolidated in accordance with International Financial Reporting Standards, “RBSSI” refers to RBS Securities Inc., and references to “dollars” and “$” are to United States dollars.

The ETNs are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

This pricing supplement amends, restates and supersedes the pricing supplements dated October 21, 2011 and September 28, 2012 in their entirety.  We refer to this amended and restated pricing supplement as the “pricing supplement.”   This pricing supplement sets forth certain terms of the ETNs and supplements the prospectus dated September 28, 2012 relating to our securities of which the ETNs are part.  This pricing supplement is a “prospectus supplement” referred to in the prospectus.  You may access the prospectus on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/729153/000095010312005038/dp33197_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.

This pricing supplement, together with the prospectus described above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the ETNs involve risks not associated with conventional debt securities.  You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ETNs.

It is important for you to read and consider all information contained in this pricing supplement and the accompanying prospectus in making your investment decision.  You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in the accompanying prospectus.

We have not authorized anyone to provide information other than that which is contained in this pricing supplement and the accompanying prospectus with respect to the ETNs.  We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.  This document may only be used where it is legal to sell these ETNs.  We are offering to sell these ETNs and seeking offers to buy these ETNs only in jurisdictions where offers and sales are permitted.

The information set forth in this pricing supplement is directed to prospective purchasers who are United States residents.  We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the ETNs.  These persons should consult their own legal and financial advisers concerning these matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

RBSG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, RBSG files reports and other information with the SEC.  You may read and copy these documents at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You can call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.  The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that RBSG has filed.  You may also request a copy of any filings referred to below (other than exhibits not specifically incorporated by reference) at no cost, by contacting us at The Royal Bank of Scotland plc, RBS Gogarburn, P.O. Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

The SEC allows us to incorporate by reference much of the information RBSG files with it.  This means:

•	incorporated documents are considered part of this pricing supplement;

•	we can disclose important information to you by referring you to those incorporated documents; and

•	information that RBSG files with the SEC will automatically update and modify or supersede some of the information included or incorporated by reference into this pricing supplement

This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this pricing supplement or in any document previously incorporated by reference have been modified or superseded.  The accompanying prospectus lists documents that are incorporated by reference into this pricing supplement.  Reports on Form 6-K we may furnish to the SEC after the date of this pricing supplement (or portions thereof) are incorporated by reference in this pricing supplement only to the extent that the report expressly states that it (or such portions) is incorporated by reference into the registration statement of which this pricing supplement is a part.

SUMMARY

The following summary answers some questions that you might have regarding the ETNs in general terms only.  It does not contain all the information that may be important to you.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus.  References to the “prospectus” mean the accompanying prospectus dated September 28, 2012.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisers with respect to any investment in the ETNs.

We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs.  We may consolidate the additional ETNs to form a single class with the outstanding ETNs.  However, we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.  If we stop selling additional ETNs, the price and liquidity of the ETNs in the secondary market could be materially and adversely affected.  See “Risk Factors—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.”

What are the ETNs and how do they work?

The ETNs are unsecured and unsubordinated obligations of The Royal Bank of Scotland plc (“RBS plc”), and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc (“RBSG”).  The return on the ETNs is linked to the performance of the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM.

We will not pay you interest during the term of the ETNs.  The ETNs do not have a minimum redemption or repurchase value and are fully exposed to any decline in the Index.  Depreciation of the Index will reduce your payment at maturity or upon early repurchase or redemption of your ETNs, and you could lose your entire investment.

In addition, the daily redemption value, which is payable at maturity or upon early repurchase or redemption of your ETNs, will be reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least your initial investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the amount of your initial investment at maturity or upon early repurchase or redemption.

For a description of how the payment at maturity and upon early repurchase or redemption, respectively, is calculated, please refer to the “Specific Terms of the ETNs—Payment at Maturity” and “Specific Terms of the ETNs—Payment upon Repurchase or Redemption” in this pricing supplement.

The denomination and stated face amount of each ETN is $25.00.  Any ETNs issued in the future may be issued at a price higher or lower than the stated face amount, based on the indicative value of the ETNs at that time (which is determined in the manner described in “Valuation of the ETNs” below).  You will not have the right to receive physical certificates evidencing your ownership, except under limited circumstances.  Instead, we will issue the ETNs in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC.  You should refer to the section “Specific Terms of the ETNs—Forms of the ETNs” below and the sections “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

In addition, unlike ordinary debt securities, the ETNs are not principal protected and do not pay interest.  Any payment on the ETNs is subject to the creditworthiness (i.e., the ability to pay) of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs.

What is the Index and who publishes the level of the Index?

The NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM (Bloomberg page “DGETR <Index>”) (the “Index”) is calculated and published by NYSE Arca, Inc. (“NYSE Arca”), as the Index sponsor and the Index calculation agent (the “Index Sponsor” and the “Index calculation agent,” respectively).

The Index is comprised of equity securities of a cross-section of companies involved in various phases of development, production and marketing of pharmaceuticals, with the component securities represented in approximately equal dollar amounts.  In addition, the Index is a total return index, which means that the level of the Index takes into account the cash dividends paid, if any, on the Index components.

The Index was established on October 13, 2011 with an Index closing level equal to 605.42.  The Index is a total return version of the NYSE Arca Equal Weighted Pharmaceutical IndexSM (Bloomberg page:  “DGE <Index>”) (the “Price Return Index”), which was established by NYSE Arca on June 15, 2001, with a base value of 500.00.  For more information, please refer to “The Index” in this pricing supplement.

Will I receive interest on my ETNs?

No.  We will not make any periodic payments of interest or any other payments on the ETNs during the term of the ETNs.  Unless you elect to have your ETNs repurchased by us or we elect to redeem your ETNs, you will not receive any payments on the ETNs prior to maturity of the ETNs.

What will I receive at maturity of the ETNs and how is that amount calculated?

Unless your ETNs have been previously repurchased or redeemed by us, the ETNs will mature on October 25, 2041, subject to postponement if such day is not a business day or if the final valuation date is postponed as described below.  However, if the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on such day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs. Further details on the conditions and the procedures applicable to any such repurchase or redemption are set forth in this pricing supplement.

If your ETNs have not been previously repurchased or redeemed by us, at maturity you will receive a cash payment in an amount equal to the daily redemption value of your ETNs on October 22, 2041 (the “final valuation date”).  RBSSI, acting as calculation agent, will determine such daily redemption value in the manner described under “—How is the daily redemption value for my ETNs calculated?” below and “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

If the final valuation date is not a trading day or if a market disruption event exists on the final valuation date, then the calculation agent will postpone the determination of the daily redemption value for the final valuation date by up to five business days, in which case the maturity date will be postponed to the third business day immediately following the final valuation date, as postponed, and the calculation agent will determine the daily redemption value as described under “Specific Terms of the ETNs—Postponement of a Valuation Date” in this pricing supplement.  In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

For more information on market disruption events and their effect on the calculation of the payment you will receive at maturity, see “Specific Terms of the ETNs—Payment at Maturity” and “Specific Terms of the ETNs—Postponement of a Valuation Date” in this pricing supplement.

Any payment at maturity is subject to the ability of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Will I get all of my investment back at maturity?

The ETNs are not principal protected.  If your ETNs have not been previously repurchased or redeemed by us, at maturity you will receive a cash payment equal to the daily redemption value of your ETNs, determined as described in this pricing supplement.  Such daily redemption value may be more or less than the stated face amount of your ETNs or the price that you paid for them.  You may not get the face amount at maturity, and you may lose some or all of your investment.

Further, any payment on the ETNs is subject to the ability of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

When can my ETNs be repurchased or redeemed and how is the amount payable upon repurchase or redemption calculated?

Subject to certain restrictions, on any business day from, and including, the initial issuance of the ETNs on the initial settlement date to, and including, October 17, 2041, you may offer your ETNs to us for repurchase.  If you choose to offer your ETNs for repurchase, you must offer at least the applicable minimum repurchase amount to us for repurchase on any repurchase date in accordance with the procedures described under “—How do I offer my ETNs for repurchase by RBS plc?” below.  The minimum repurchase amount will be equal to 20,000 ETNs for any single repurchase; provided that RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  Any such reduction will be applied on a consistent basis for all holders of the ETNs from the time the reduction becomes effective.  Subject to any reduction in the minimum repurchase amount by RBS plc, if you offer at least 20,000 ETNs to us for repurchase and fulfill the repurchase procedures described under “—How do I offer my ETNs for repurchase by RBS plc?” below, we will be obligated to repurchase your ETNs on the applicable repurchase date.

In addition, we may, in our sole discretion, redeem the ETNs, in whole but not in part, at any time during the period from, and including, the initial settlement date to, and including, October 23, 2041.  If we exercise our right to redeem the ETNs, we will deliver an irrevocable redemption notice to DTC (the holder of the global note) not less than five business days prior to the applicable redemption date.  The last day on which we can deliver a redemption notice is October 16, 2041.

If your ETNs are repurchased or redeemed, on the corresponding repurchase date or redemption date, as the case may be, you will receive a cash payment on such date in an amount per ETN equal to the daily redemption value of the ETNs on the applicable valuation date.  The calculation agent will determine the daily redemption value in the manner described under “—How is the daily redemption value for my ETNs calculated?” below and “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

The repurchase date applicable to any repurchase will be the third business day immediately following the valuation date for such repurchase.  The redemption date will be specified in the redemption notice and will not be less than five business days or more than ten business days after the date of the redemption notice.  The applicable valuation date will be:

•
in the case of a repurchase of ETNs at your option, the trading day immediately following the business day on which you make, or are deemed to have made, your offer and confirmation to us to repurchase your ETNs; and

•	in the case of a redemption, the trading day immediately following the business day on which we deliver the relevant redemption notice to DTC (the holder of the global note).

If a valuation date for any repurchase or redemption is not a trading day or if a market disruption event exists on such valuation date, then the calculation agent will postpone the valuation date as described under “Specific Terms of the ETNs—Postponement of a Valuation Date” by up to five business days.  If any valuation date is postponed, the repurchase date or redemption date, as the case may be, will be postponed to the third business day immediately following such valuation date, as postponed, and the calculation agent will determine the daily redemption value as described under “Specific Terms of the ETNs—Postponement of a Valuation Date” in this pricing supplement.  In the event that payment upon repurchase or redemption by RBS plc is deferred beyond the original repurchase date or redemption date, as the case may be, as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.  For more information on market disruption events and their effect on the calculation of the payment you will receive at maturity, see “Specific Terms of the ETNs—Payment upon Repurchase or Redemption” and “Specific Terms of the ETNs—Postponement of a Valuation Date” in this pricing supplement.

Any payment upon repurchase of the ETNs is subject to the ability of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Can my ETNs be accelerated?

If the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on such day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

How do I offer my ETNs for repurchase by RBS plc?

If you wish to offer your ETNs to us for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver an irrevocable offer for repurchase, a form of which is attached as Annex A to this pricing supplement, to us by e-mail at ETNUSCorpActions@rbs.com.  If your offer for repurchase is received by us after 4:00 p.m., New York City time, on a business day, you will be deemed to have delivered your offer for repurchase on the following business day.

•
In addition to the offer for repurchase, your broker must deliver a completed and signed irrevocable confirmation of repurchase, a form of which is attached as Annex B, to us by facsimile by 5:00 p.m., New York City time, on the same day.  If your irrevocable confirmation of repurchase is received after 5:00 p.m., New York City time, you will be deemed to have delivered your confirmation of repurchase on the following business day.  One portion of the confirmation of repurchase must be completed by you as beneficial owner of the ETNs, and the other portion must be completed by your broker.  You must offer at least 20,000 ETNs for any single repurchase by us on any repurchase date; provided that RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  We must acknowledge receipt from your broker in order for your offer to be effective.

•	Your broker must book a delivery versus payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily redemption value, facing us.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (which is the third business day following the relevant valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines.  Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

What are the differences among the trading price or market price, the indicative value and the daily redemption value of the ETNs?

Term	Ticker (NYSE Arca)	What does it mean?	Frequency of dissemination	How determined?
Trading price or market price	DRGS	The price at which buyers and sellers execute transactions in the ETNs in the secondary market.	The “best bid” and the “best offer” are disseminated continuously during regular exchange hours on NYSE Arca
Trades are generally effected on NYSE Arca at a price between the current “best bid” and “best offer.”

The “best bid” is the highest price at which an investor is willing to buy ETNs at any given point.  (Our obligation to repurchase ETNs at the daily redemption value is intended to induce arbitrageurs to counteract any trading of the ETNs at a price lower than their indicative value, but there can be no assurance that arbitrageurs will do so.)

The “best offer” is the lowest price at which an investor is willing to sell ETNs at any given point.  (To the extent we stand ready to issue and sell additional ETNs at their indicative value or daily redemption value, we expect arbitrageurs will be induced to counteract any trading of the ETNs at a price higher than their indicative value, but there can be no assurance that arbitrageurs will do so.  If we were to suspend the issuance of additional ETNs, the ETNs might trade at a premium to their indicative value.)

Intraday “indicative value”	DRGS.IV
Meant to approximate the intrinsic economic value of the ETNs at any given time.  The indicative value will generally not be the same as the daily redemption value, because the indicative value fluctuates with the level of the Index and is not calculated at the same time as the daily redemption value (except at the close on the applicable valuation date).
During regular exchange hours on NYSE Arca (and disseminated every 15 seconds)
The “indicative value” of the ETNs at any given time equals:
•the daily redemption value on the immediately preceding valuation date, multiplied by
•the index factor at such time, multiplied by
•the fee factor for the day on which it is calculated.

Daily redemption value	DRGS.NV	The price we will pay holders at maturity upon early repurchase or upon redemption of the ETNs.	Daily on www.rbs.com/etnus
The daily redemption value is determined using the same formula as the indicative value, but it is calculated as of the close on the applicable valuation date.  The  applicable valuation date occurs at least one day after you confirm your offer to us to repurchase or we deliver a notice to redeem.

See “—What will I receive if I sell my ETNs in the secondary market?” below and “Risk Factors—The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the ETNs in the secondary market.”

Where can I find the level of the Index?

The level of the Index is reported on Bloomberg under the ticker symbol “DGETR <Index>.”

How is the daily redemption value for my ETNs calculated?

RBS Securities Inc.(“RBSSI”), as the calculation agent for the ETNs, will calculate the amount payable at maturity or upon early repurchase or redemption by us of your ETNs, which will be equal to the daily redemption value of your ETNs on the applicable valuation date.

The daily redemption value as of October 21, 2011, the inception date of the ETNs, was equal to the stated face amount of $25.00 per ETN.  For any valuation date thereafter, the daily redemption value per ETN will be equal to:

•	the daily redemption value on the immediately preceding valuation date, multiplied by

•	the index factor (as defined below) on such valuation date, multiplied by

•	the fee factor (as defined below) on such valuation date.

The “index factor” on any valuation date, including the final valuation date, will be equal to the Index closing level on such valuation date, divided by the Index closing level on the immediately preceding valuation date.

The “fee factor” on any valuation date, including the final valuation date, will be equal to one minus the investor fee, which is equal to the product of (a) the annual investor fee and (b) the day-count fraction.

The “annual investor fee” will be equal to 0.60% per annum.

On each valuation date, the “day-count fraction” is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

See “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement for further information on calculation of the daily redemption value.

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs is reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the initial amount of your investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the initial amount of your investment at maturity or upon early repurchase or redemption.  In addition, if the daily redemption value per ETN equals zero, the ETNs will be automatically accelerated on such day and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

Can I sell my ETNs in the secondary market?

The ETNs are listed on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “DRGS.”  If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  However, there is no guarantee that an active secondary market in the ETNs will develop.  On the initial settlement date, we issued $4,000,000 in face amount of the ETNs (equivalent to 160,000 ETNs) to be sold through RBSSI.  In addition, we are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.  We have the ability to delist the ETNs and trade them in the secondary market.  Accordingly, there may be little or no secondary market for the ETNs.

What will I receive if I sell my ETNs in the secondary market?

If you sell ETNs in the secondary market, if any, you will receive the market price of the ETNs, which may be more or less than the stated face amount, the indicative value or the daily redemption value of your ETNs, and which may be more or less than what you paid for them.

If we limit or suspend the issuance of additional ETNs, the ETNs may trade at a premium over their intraday indicative value due to the resulting decrease or halt in the supply causing an imbalance of supply and demand in the market for the ETNs.  See “Risk Factors—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.”  We may redeem all the ETNs at our option even if the ETNs are trading in the secondary market at a premium over their indicative value or daily redemption value.  See “Risk Factors—We may redeem your ETNs at our option.”

Paying a premium price over the indicative value of the ETNs could lead to significant losses in the event you sell such ETNs at a time when that premium is no longer present in the marketplace, or in the event the ETNs are redeemed at our option (in which case you will receive a cash payment in an amount equal to the daily redemption value, which does not include any premium, on the applicable valuation date).  Any premium may be reduced or eliminated at any time.

Who will determine the daily redemption value and the payment at maturity or upon early repurchase or redemption of my ETNs?

We have appointed our affiliate, RBSSI, to act as calculation agent for the ETNs.  As calculation agent, RBSSI will determine the daily redemption value and the payment at maturity or upon early repurchase or redemption of your ETNs.  Under some circumstances, RBSSI’s duties as calculation agent could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.  For example, the calculation agent may be required, due to events beyond our control, to adjust any of these calculations, which we describe under “Specific Terms of the ETNs—Postponement of a Valuation Date” and “Specific Terms of the ETNs—Discontinuation or Modification of the Index.”

What is the relationship among RBS plc, RBSG and RBSSI?

RBSSI is an affiliate of RBS plc and RBSG.  RBSSI will act as calculation agent for the ETNs, and is acting as agent for this offering.  On the initial settlement date, we issued $4,000,000 in face amount of the ETNs (equivalent to 160,000 ETNs) to be sold through RBSSI.  RBSSI will conduct any offering of ETNs in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  See “Risk Factors—Risks Relating to the ETNs—Hedging and trading activities by us or our affiliates could affect prices of ETNs,” “Risk Factors—Risks Relating to the ETNs—Potential conflicts of interest between holders of the ETNs and the calculation agent” and “Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

What are some of the risks of investing in the ETNs?

Investing in the ETNs involves a number of risks.  We have described some of the risks relating to the ETNs under the heading “Risk Factors” in this pricing supplement, which you should read before making an investment in the ETNs.

Some selected risk considerations include:

•
Credit risk of the issuer. Because you are purchasing a security issued by us, you are assuming the risk that we may be unable to pay our obligations to you as they become due and payable.  In addition, because the ETNs are fully and unconditionally guaranteed by RBSG, you are also assuming the risk that RBSG will be unable to pay amounts due to you under the ETNs in the event we fail to make any payment required by the terms of the ETNs.

•
Market risk.  The return on the ETNs will depend on the performance of the Index and other market conditions (general economic conditions, interest rates, our and RBSG’s creditworthiness, trading volatility, etc.).  As with various exchange traded securities (including stocks or depositary receipts), the market price of ETNs may be influenced by various factors.  In particular, an investment in the ETNs carries the risks associated with an investment in equity securities of companies in the pharmaceutical industry.  Trading prices of the common stocks and depositary receipts comprising the Index have been and are likely to continue to be volatile and could fluctuate significantly in response to various factors and events as discussed under “Risk Factors—Risks Relating to the Index—Prices of pharmaceutical companies’ common stock and depositary receipts may change unpredictably, can be extremely volatile, and can affect the value of the ETNs in unforeseeable ways” in this pricing supplement.  There is no guarantee of any return to an investor in the ETNs.

•
Pharmaceutical industry concentration risk.  The Index is comprised of equity securities that are concentrated in the pharmaceuticals industry, which means that the Index will be more affected by the performance of the pharmaceuticals industry as compared to another index that was more diversified.  The Index may be subject to increased price volatility and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting the pharmaceutical industry.  You will not benefit from the diversification which could result from an investment linked to securities of issuers that operate in more than a single sector or industry.  Companies in the pharmaceutical industry are heavily dependent on patent protection.  The expiration of patents may adversely affect the profitability of those companies.  Pharmaceutical companies are also subject to extensive litigation based on product liability and other similar claims.  Many new products are subject to approval of the U.S. Food and Drug Administration (“FDA”). The process of obtaining FDA approval can be long and costly and approved products are susceptible to obsolescence.  Pharmaceutical companies are also subject to heavy competitive forces that may make it difficult to raise prices and, in fact, may result in price discounting.  Any of the above may have an adverse impact on the level of the Index, and consequently, the value of the ETNs.

•
The Index is comprised of securities of a limited number of companies.  In addition, the Index may include securities from a smaller number of issuers than that of a more broadly based index.  For example, as of the date of this pricing supplement, the Index is comprised of the equity securities of twenty (20) pharmaceutical companies.  As a result, the Index’s performance will be impacted by the performance of relatively few securities, when compared to a broadly based index.

•
The Index and the ETNs may not be representative of an investment that provides exposure to the pharmaceutical industry as a whole.  Although the equity securities comprising the Index are common stocks or depositary receipts representing common stocks of companies generally considered to be involved in various aspects of the pharmaceutical industry, price movements in the securities comprising the Index, the Index and the ETNs may not correlate perfectly with price movements in the pharmaceutical industry as a whole. If the securities comprising the Index or the Index decline in value, your ETNs will decline in value even if the pharmaceutical industry as a whole rises in value. In addition, after the inception date of the ETNs, one or more of the issuers of the securities comprising the Index may engage in new lines of business or may cease to be involved in the pharmaceutical industry.  NYSE Arca, as the Index Sponsor, also may change the composition of the securities comprising the Index over time.  Consequently, the Index and the ETNs may not be representative of an investment that provides exposure to the pharmaceutical industry as a whole.

•
The composition of the securities comprising the Index may change over time.  As of the date of this pricing supplement, all of the securities comprising the Index have been issued by issuers that are reporting companies under the Exchange Act.  The Index was designed by NYSE Arca, the Index Sponsor, to represent a cross section of companies involved in various phases of development, production and marketing of pharmaceuticals.  NYSE Arca may change the composition of the securities comprising the Index over time with a goal toward ensuring that the securities comprising the Index continue to represent the pharmaceutical industry.  However, there may be additions to the Index of securities to which you may not want exposure, including securities representing an investment in non-U.S. issuers, or deletions of stocks to which you would want exposure.  We have no control over the composition or calculation of the Index, and you should not place undue reliance on the creditworthiness, business plans or prospects or other factors relating to any particular issuer of securities comprising the Index as of this pricing supplement.

•
Currency risk relating to Depositary Receipts.  The equity securities comprising the Index may include depositary receipts, which are quoted and traded in U.S. dollars on exchanges in the United States (“Depositary Receipts”). Each Depositary Receipt generally represents an ownership interest in shares (or a fraction of a share) of an underlying stock that may be quoted and traded in its local jurisdiction in a foreign currency. Supply, demand and market conditions aside, the market prices of the Depositary Receipts tend to reflect the U.S. dollar equivalent of the prices of their underlying stocks as traded in their respective currencies. Consequently, you will be exposed to currency exchange rate risk with respect to the foreign currency corresponding to the local jurisdiction of each Depositary Receipts included in the Index. Your exposure to such currency exchange rate risk will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar. You will also be exposed to the volatility in the currency exchange rate fluctuation between the U.S. dollar and the foreign currency corresponding to the local jurisdiction of each Depositary Receipt included in the Index. Factors that may impact currency exchange rate movements include existing and expected inflation rates, existing and expected interest rate levels, the extent of governmental surpluses or deficits in the relevant country, and government intervention in the currency markets, including whether a particular currency exchange rate is fixed or allowed to float. In recent years, exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control.  Assuming all other relevant factors remain constant, any strengthening of the U.S. dollar against such currencies will have an adverse impact on the market price of the Depositary Receipts and hence the level of the Index, and therefore, the value of the ETNs.

•
Risks related to Depositary Receipts.  While market prices of the Depositary Receipts generally reflect the U.S. dollar equivalent of the prices of their underlying stocks (or fraction thereof) as traded in their respective currencies (in other words, the price of the Depositary Receipt and its underlying stock should be the same, after taking into account the applicable currency exchange rate and the Depositary Receipt conversion ratio), these prices often diverge under various circumstances, resulting in the Depositary Receipt trading either at a premium or at a discount to its underlying stock. Factors that may result in a price discrepancy between a Depositary Receipt and its underlying stock include, but are not limited to, the following: (i) demand for the underlying stock in the United States exceeding the supply of available Depositary Receipts available for purchase in the United States, whether as a result of regulation impacting the deposit of additional shares of underlying stock for conversion into Depositary Receipts, government restrictions on foreign ownership limits on the underlying stock, investment restrictions, capital control regulations, a delisting of the Depositary Receipts, tax laws, or other factors, (ii) lack of fungibility between a Depositary Receipt and the underlying stock (in other words, shares of underlying stock may not be able to be seamlessly deposited for conversion into Depositary Receipts and vice versa), whether as a result of regulation, government controls, transaction costs, differences in trading hours between the currencies and securities exchanges in the local jurisdiction and the U.S. exchanges, or other factors), and (iii) the impact of political, economic, financial and social factors in the relevant countries, including changes in government, economic and fiscal policies in the relevant countries, which may impact the value of securities and markets generally. Any of the above factors may have an adverse impact on the market price of the Depositary Receipts and hence the level of the Index, and therefore, the value of the ETNs.

•
A trading market for the ETNs may not develop.  Although the ETNs are listed on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “DRGS,” there is no guarantee of secondary market liquidity.  On the initial settlement date, we issued $4,000,000 in face amount of the ETNs (equivalent to 160,000 ETNs) to be sold through RBSSI.  Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ETNs.  In addition, no assurances can be given as to the continuation of the listing during the term of the ETNs.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

•
Uncertain payment of your investment.  The ETNs are not principal protected, which means there is no guaranteed return of your investment.  You may receive less than the face amount of your ETNs at maturity or upon early repurchase or redemption.  If the level of the Index decreases, or does not increase by an amount sufficient to offset the investor fee, you will receive less, and possibly significantly less, than your original investment in the ETNs.  Any payment on the ETNs is subject to the creditworthiness of RBS plc, as issuer, and RBSG, as guarantor.

•	No interest payments. You will not receive any periodic interest payments on the ETNs.

•
Restrictions on your ability to offer ETNs for repurchase by us.  Unless the minimum repurchase amount has been reduced by RBS plc, you must offer at least 20,000 ETNs to us for any single repurchase and satisfy the other requirements described herein for your offer for repurchase to be considered.

•
Your offer for repurchase is irrevocable.  You will not be able to rescind your offer for repurchase after it is received by RBS plc, so you will be exposed to market risk in the event market conditions change after RBS plc receives your offer.

•
Issuer call risk.  Your ETNs may be redeemed at our option, in whole but not in part, at any time during the period from, and including, the initial settlement date to, and including, October 23, 2041.  If we elect to redeem your ETNs, you will receive a cash payment in an amount equal to the daily redemption value on the applicable valuation date, and you may not be able to reinvest your proceeds in a comparable investment.  In addition, the implementation of the RBS Retail Investor Products Exit Plan increases the likelihood of our calling the ETNs prior to maturity.

Who invests in the ETNs?

The ETNs are complex financial instruments and are not suitable for all investors.  You may consider an investment in the ETNs if:

•
you are seeking exposure to equity securities of pharmaceutical companies, as represented by the Index, and you believe that the level of the Index will increase by an amount sufficient to offset the aggregate investor fee applicable to the ETNs and provide you with a satisfactory return on your investment during the term of your holding of the ETNs;

•	you have sufficient knowledge and experience to evaluate how the ETNs may perform under different conditions and the merits and risks of investment in the ETNs;

•	you have sufficient financial resources and liquidity to bear all of the risks of an investment in the ETNs, including the risk of loss of such investment;

•	you understand the terms of the investment in the ETNs and are familiar with the behavior of the Index, the equity securities comprising the Index and financial markets generally;

•
you are willing to risk losing some or all of your initial investment in exchange for the opportunity to benefit from the appreciation, if any, in the level of the Index over the term of your holding of the ETNs;

•	you do not seek a current income stream from this investment;

•	you are willing to be exposed to fluctuations in equity prices, in general, and the equity prices of the pharmaceutical companies reflected in the level of the Index, in particular; and

•	you are willing to make an investment, the payments on which depend on the creditworthiness of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor.

The ETNs may not be a suitable investment for you if:

•	you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs during the term of your holding of the ETNs;

•	you do not have sufficient knowledge and experience to evaluate how the ETNs may perform under different conditions and the merits and risks of investment in the ETNs;

•	you do not have sufficient financial resources and liquidity to bear all of the risks of an investment in the ETNs, including the risk of loss of such investment;

•	you do not understand the terms of the investment in the ETNs or are not familiar with the behavior of the Index, the equity securities comprising the Index or financial markets generally;

•	you seek a guaranteed return of your invested principal;

•	you seek current income from your investment;

•	you are not willing to be exposed to fluctuations in equity prices, in general, and the equity prices of the pharmaceutical companies reflected in the level of the Index, in particular;

•	you prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or

•	you are unwilling or unable to assume the credit risk associated with RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor.

You should carefully consider whether the ETNs are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisers with respect to any investment in the ETNs.

Does an investment in the ETNs entitle you to any ownership interests in the issuers of the securities comprising the Index?

No.  An investment in the ETNs does not entitle you to any ownership interest or rights in the securities comprising the Index.  You will not have any voting rights with respect to any of the securities comprising the Index, and will not receive dividend payments or other distributions or have any other interest or rights in any securities comprising the Index, merely as a result of your ownership of the ETNs.

What are the tax consequences of an investment in the ETNs?

You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

For a discussion of United Kingdom tax considerations relating to the ETNs, you should review the section in this pricing supplement entitled “Certain United Kingdom Taxation Considerations.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the ETNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How has the Index performed historically?

Retrospectively calculated and actual historical Index data, along with comparisons to the NYSE Arca Equal Weighted Pharmaceutical IndexSM (which is the price return version of the Index) and the S&P 500® Total Return Index are provided below.

Because the Index was only created on October 13, 2011, the Index has limited actual history.  However, the NYSE Arca Equal Weighted Pharmaceutical IndexSM (Bloomberg page “DGE <Index>”) (the “Price Return Index”), was established by NYSE Arca on June 15, 2001 with an index value of 500.00.  The only difference between the Index and the Price Return Index is that, being a total return index, the level of the Index incorporates the cash dividends paid, if any, on the Index components.  NYSE Arca, as the Index Sponsor, has retrospectively calculated the performance of the Index prior to its inception based on the actual historical performance of the Price Return Index from June 15, 2001 through October 18, 2011, and the cash dividends paid on the components of the Price Return Index during that period.

The first graph below shows the retrospectively calculated closing levels of the Index from June 15, 2001 through to October 12, 2011, the actual historical closing levels of the Index from October 13, 2011 through to June 24, 2013 and the actual historical closing levels of the Price Return Index from June 15, 2001 through to June 24, 2013.

The second graph below shows the retrospectively calculated closing levels of the Index from June 15, 2001 through to October 12, 2011, the actual historical closing levels of the Index from October 13, 2011 through to June 24, 2013 and the actual historical performance of the S&P 500® Total Return Index (Bloomberg ticker symbol: “SPTR”) from June 15, 2001 through to June 24, 2013, which is a benchmark for the U.S. equity markets comprising the common stocks of 500 U.S. companies, calculated, maintained and published by Standard & Poor’s Financial Services LLC, and reflecting changes in both movements in stock prices and the reinvestment of dividend income from its underlying stocks.  For comparison purposes, the Index closing levels and the S&P 500® Total Return Index closing levels are based to a value of 100 on June 15, 2001.

The table below shows the retrospectively calculated and actual historical year-end closing levels of the Index from December 31, 2001 through to December 30, 2010 and the actual Index closing levels on December 30, 2011, December 31, 2012 and June 24, 2013 and the actual historical year-end closing levels of the Price Return Index and the S&P 500® Total Return Index from December 31, 2001 through to June 24, 2013.

The performance of the Index in the graphs and the table below does not reflect the investor fee that will be deducted in calculating the daily redemption value of the ETNs.

Although the Index Sponsor and the Index calculation agent believe that the retrospective calculations of the Index levels represent accurately and fairly how the Index would have performed from June 15, 2001 through October 12, 2011, the Index did not, in fact, exist during that period.  You should be aware that no actual investment allowing for tracking of the performance of the Index was possible prior to October 13, 2011.  All information derived from the levels of the Index prior to its launch date is based on retrospective calculations of the Index performed and published by or on behalf of NYSE Arca.  We have not participated in the preparation of, or independently verified, such information.  The historical and retrospectively calculated closing levels and performances for the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any given date.  In addition, the performance of the Index does not reflect the investor fee that will be deducted in calculating the daily redemption value of the ETNs.

Source: Bloomberg
* The NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM (the “Index”) was created on October 13, 2011. Therefore, the Index closing levels in the graph above reflect actual Index closing levels from October 13, 2011 through to June 24, 2013 and retrospectively calculated performance of the Index from June 15, 2001 to October 12, 2011 that is based on the actual historical performance of the NYSE Arca Equal Weighted Pharmaceutical IndexSM and the cash dividends paid, if any, on the Index components during the same period.

Source: Bloomberg
* The NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM (the “Index”) was created on October 13, 2011. Therefore, the Index closing levels in the graph above reflect actual Index closing levels from October 13, 2011 through to June 24, 2013 and retrospectively calculated performance of the Index from June 15, 2001 to October 12, 2011 that is based on the actual historical performance of the NYSE Arca Equal Weighted Pharmaceutical IndexSM and the cash dividends paid, if any, on the Index components during the same period.

Year-End Retrospectively Calculated* Index Closing Levels and Actual Historical Closing Levels
of the Price Return Index and the S&P 500® Total Return Index
December 31, 2001 through to June 24, 2013

Year	Date	NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM	NYSE Arca Equal Weighted Pharmaceutical IndexSM	S&P 500® Total Return Index
2001	12/31/2001	473.95	470.27	1,618.98
2002	12/31/2002	363.98	355.73	1,261.18
2003	12/31/2003	443.29	425.34	1,622.94
2004	12/31/2004	429.20	405.20	1,799.55
2005	12/30/2005	484.82	449.31	1,887.94
2006	12/29/2006	527.22	479.08	2,186.13
2007	12/31/2007	524.88	467.79	2,306.23
2008	12/31/2008	451.69	392.14	1,452.98
2009	12/31/2009	551.39	466.18	1,837.50
2010	12/31/2010	582.40	480.61	2,114.29
2011	12/30/2011	650.89	522.72	2,158.94
2012	12/31/2012	735.60	578.28	2,504.44
2013~	6/24/2013	820.34	636.88	2,790.66

Source: Bloomberg
*   The NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM (the “Index”) was created on October 13, 2011. Therefore, for the year-end Index closing levels, the table above reflects the actual Index closing levels on December 30, 2011, December 31, 2012 and June 24, 2013 and reflects retrospectively calculated performance of the Index from December 31, 2001 through to December 30, 2010 that is based on the actual historical performance of the Price Return Index and the cash dividends paid, if any, on the Index components during the same period.
~  The closing levels for the Index, the Price Return Index and the S&P 500® Total Return Index are specified for June 24, 2013, unlike the closing levels for the previous years which are all specified for the last business day of December of the relevant year.

What if I have more questions?

You should read “Valuation of the ETNs” and “Specific Terms of the ETNs” in this pricing supplement for a detailed description of the terms of the ETNs.  The ETNs are unsecured and unsubordinated obligations of RBS plc issued as part of our RBS NotesSM program and are fully and unconditionally guaranteed by RBSG.  The ETNs offered by RBS plc will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantees of RBSG will constitute RBSG’s unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all RBSG’s other current and future unsecured and unsubordinated obligations.  You can find a general description of certain basic features of the ETNs in the section of the accompanying prospectus called “Description of Debt Securities.”

RISK FACTORS

The ETNs are our unsecured and unsubordinated obligations and are fully and unconditionally guaranteed by RBSG.  The ETNs are securities as described in the accompanying prospectus dated September 28, 2012 and are riskier than ordinary unsecured debt securities.  The return on the ETNs is linked to the performance of the Index.  Investing in the ETNs is not equivalent to investing directly in the securities comprising the Index or the Index itself.  See “The Index” below for more information.

You should carefully consider whether the ETNs are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisers with respect to any investment in the ETNs.

Risks Relating to the ETNs

You may lose all or a significant portion of your investment in the ETNs

The ETNs do not have a minimum redemption or repurchase value and you may receive less, and possibly significantly less, at maturity or upon early repurchase or redemption, than the amount you originally invested.  Any cash payment on your ETNs at maturity or upon early repurchase or redemption of your ETNs will be based primarily on any increase or decrease in the level of the Index, and will be reduced by the accrued investor fee on your ETNs.  You may lose all or a significant amount of your investment in the ETNs if the level of the Index decreases substantially.  In addition, if the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on such day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

The credit risk of RBS plc and RBSG, and their credit ratings and their credit spreads may adversely affect the market price of the ETNs prior to maturity, and all payments on the ETNs will be subject to the ability of RBS plc and RBSG to pay their respective obligations as they become due

You are dependent on RBS plc’s ability to pay all amounts due on the ETNs, and therefore you are subject to the credit risk of RBS plc and to changes in the market’s view of RBS plc’s creditworthiness.  In addition, because the ETNs are unconditionally guaranteed by RBS plc’s parent company, RBSG, you are also dependent on the credit risk of RBSG in the event that RBS plc fails to make any payment or delivery required by the terms of the ETNs.  Any actual or anticipated decline in RBS plc’s or RBSG’s credit ratings or increase in their credit spreads charged by the market for taking credit risk is likely to adversely affect the value of the ETNs prior to maturity, and all payments on the ETNs will be subject to the ability of RBS plc and RBSG to pay their respective obligations as they become due.

Our credit ratings are an assessment, by each rating agency, of our ability to pay our obligations, including those under the ETNs.  Credit ratings are subject to revision, suspension or withdrawal at any time by the assigning rating organization in their sole discretion.  However, because the return on the ETNs is dependent upon factors in addition to our ability to pay our obligations under the ETNs, an improvement in our credit ratings will not necessarily increase the market price of the ETNs and will not reduce market risk and other investment risks related to the ETNs.  Credit ratings (i) do not reflect market risk, which is the risk that the level of the Index may fall resulting in a loss of some or all of your investment, (ii) do not address the price, if any, at which the ETNs may be resold prior to maturity (which may be substantially less than the issue price of the ETNs), and (iii) are not recommendations to buy, sell or hold the ETNs.  Credit ratings are not taken into account in determining the daily redemption value of the ETNs.  See “—The market price of the ETNs may be influenced by many unpredictable factors” below.

Although we are a bank, the ETNs are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency

The ETNs are our obligations but are not bank deposits.  In the event of our insolvency, the ETNs will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any other government agency.

Your return at maturity or upon early repurchase or redemption will be reduced by the investor fee

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs will be reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the initial amount of your investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the initial amount of your investment at maturity or upon early repurchase or redemption.

There are restrictions on the minimum number of ETNs you may offer to us for repurchase

Unless the minimum repurchase amount has been reduced by RBS plc, we will repurchase your ETNs at your election only if you are offering at least 20,000 ETNs for any single repurchase and you have followed the procedures for repurchase detailed herein.  The minimum repurchase amount and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause us to repurchase your ETNs.  If you own fewer than 20,000 ETNs, you will not be able to cause us to repurchase your ETNs.  However, RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  Any such reduction will be applied on a consistent basis for all holders of the ETNs from the time the reduction becomes effective.

If you make an offer to us to repurchase your ETNs, your offer will be irrevocable.  If your offer for repurchase is received after 4:00 p.m., New York City time, on a business day, or your confirmation of repurchase is received after 5:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day.  Also, unless the scheduled repurchase date is postponed because the applicable valuation date is postponed or otherwise due to a market disruption event, the final day on which we will repurchase your ETNs will be October 23, 2041.  As such, you must offer your ETNs for repurchase no later than October 17, 2041.  The repurchase date in respect of any offer you make to us will be the third business day following the applicable valuation date.  See “Specific Terms of the ETNs—Repurchase at Your Option” for more information.

The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value.  There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

You will not know the daily redemption value you will receive at the time an election is made to repurchase or redeem your ETNs

You will not know the daily redemption value you will receive at the time you elect to request that we repurchase your ETNs or that we elect to redeem your ETNs.  This is because you will not know the daily redemption value until after the close of business on the applicable valuation date, and the applicable valuation date will be:

•
in the case of ETNs you have offered for repurchase, the trading day immediately following the business day on which you make, or are deemed to have made, your offer and confirmation to us to repurchase your ETNs; or

•	in the case of ETNs we have elected to redeem, the trading day immediately following the business day on which we deliver a redemption notice to DTC (as holder of the global note).

Upon repurchase of your ETNs, we will pay you an amount per ETN equal to the daily redemption value calculated as of the applicable valuation date.  We will pay you this amount on the applicable repurchase date or redemption date, as applicable, which will be the third business day immediately following the valuation date for such repurchase or the date specified in the redemption notice for such redemption (which will not be less than five business days or more than ten business days after the date of the redemption notice).

The valuation date and repurchase date may be postponed if the valuation date is not a trading day or if a market disruption event exists.  See “Specific Terms of the ETNs—Payment upon Repurchase or Redemption.” As a result, you will be exposed to market risk in the event that the market fluctuates between (i) either the time you deliver the repurchase offer to us or the date on which we deliver a redemption notice to DTC and (ii) the applicable valuation date.

We may redeem your ETNs at our option

We may, in our sole discretion, redeem the ETNs, in whole but not in part, at any time during the period from, and including, the initial settlement date to, and including, October 23, 2041.

If we exercise our right to redeem the ETNs, we will deliver an irrevocable redemption notice to DTC (the holder of the global note) not less than five business days prior to the applicable redemption date.  The last day on which we can deliver a redemption notice is October 16, 2041.  If we exercise our right to redeem your ETNs, you will receive a cash payment in an amount equal to the daily redemption value calculated as of the applicable valuation date, subject to postponement if the valuation date is not a trading day or a market disruption event exists, as described under “Specific Terms of the ETNs—Payment upon Repurchase or Redemption.”  The amount you may receive upon any such redemption may be less than the amount you would have received on your investment at maturity or if you had elected to have us repurchase your ETNs at a time of your choosing.

If we elect to redeem your ETNs at a time when the Index closing level is relatively low, the daily redemption value, when calculated, will likely be relatively low as well, and any payment upon redemption may be substantially less than the amount you initially invested, the amount you could have received on your investment at maturity if the ETNs had not been redeemed or the amount you could have received if you had disposed of your ETNs or offered your ETNs for repurchase by us at the time of your choosing.   See also “Summary—What will I receive if I sell my ETNs in the secondary market?”

On June 13, 2013, we announced that we would be exiting several business lines, including the structured retail investor products business that is responsible for issuing and maintaining the ETNs, and that we expect to move such businesses into a runoff organization which will go through a process of restructuring, asset sales and / or business sales (the “RBS Retail Investor Products Exit Plan”). The implementation of the RBS Retail Investor Products Exit Plan increases the likelihood that the ETNs will be redeemed by us prior to the Maturity Date. As of the date of this pricing supplement, we plan to continue to maintain the ETNs, including issuing new ETNs, but our plans could change.

We cannot give you any assurances as to any minimum period of time that you may hold the ETNs before we redeem them at our option, and we have no obligation to take your interests into account when deciding whether to maintain or redeem the ETNs.

If the ETNs are redeemed, you will be exposed to reinvestment risk

If the ETNs are redeemed by us, the holding period could be significantly less than the full term of the ETNs.  There is no guarantee that you would be able to reinvest the proceeds in another investment with similar characteristics.

The ETNs may be accelerated in which case you will lose your entire investment before the stated maturity date

The daily redemption value of the ETNs will be based primarily on any increase or decrease in the level of the Index, and will be reduced by the accrued investor fee on your ETNs.  If there are severe or repeated declines in the Index during the term of the ETNs, the daily redemption value per ETN on any valuation date could be reduced to zero.  In that case, the ETNs will be automatically accelerated on such day, as if such date were the maturity date of the ETNs, for an amount equal to the zero daily redemption value and the ETNs will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

The market price of the ETNs may be influenced by many unpredictable factors

The market price of your ETNs may fluctuate between the date you purchase them and the valuation date when the calculation agent determines the amount to be paid to you upon repurchase or redemption of your ETNs, or on the final valuation when the calculation agent determines the amount to be paid at maturity, as applicable.  You may also sustain a significant loss if you sell the ETNs in the secondary market.  We expect that generally the level of the Index will affect the market price of the ETNs more than any other factor.  Other factors that may influence the market price of the ETNs, and which may either offset or amplify each other, include:

•	the performance of the Index, which in turn depends on the performance of each of the securities comprising the Index, all of which can fluctuate significantly;

•	the volatility (frequency and magnitude of changes) in the Index and the prices of the securities comprising the Index;

•
the dividend rates (and the applicable withholding tax rate) on the securities comprising the Index, which may have an influence on the market price of such stock, and will affect the performance of the Index, and therefore on the level of the Index;

•	supply and demand for the ETNs, including inventory positions with any market maker, which may be affected by the amount of ETNs we decide to issue (we are under no obligation to issue any ETNs);

•	economic, financial, political, regulatory or judicial events that affect the level of the Index and/or the return on the Index; and

•	the actual or perceived creditworthiness of RBS plc as issuer of the ETNs and RBSG as the guarantor of RBS plc’s obligations under the ETNs.

These factors interrelate in complex ways, and the effect of one factor on the market price of your ETNs may offset or enhance the effect of another factor.

Some or all of these factors will influence the price that you will receive if you sell your ETNs prior to maturity in the secondary market, if any.  If you sell your ETNs prior to maturity, the price at which you are able to sell your ETNs may be at a discount, which could be substantial, from the then applicable daily redemption value or the stated face amount.  For example, there may be a discount on the ETNs if at the time of sale the Index is at or below its initial level or if market interest rates rise.  Thus, if you sell your ETNs before maturity, the price that you receive for your ETNs may be more or less than the applicable indicative value or the applicable daily redemption value of the ETNs.  Further, you may receive more or less than the stated face amount of the ETNs or the price that you paid for them.

Some or all of these factors will influence the return, if any, that you receive upon maturity of the ETNs.  We cannot predict the future performance of the ETNs, the Index or the securities comprising the Index based on the retrospectively calculated performance of the Index or such securities comprising the Index.  Neither we nor RBSG nor any of our affiliates can guarantee that the level of the Index will increase so that you will receive at maturity an amount in excess of the stated face amount of the ETNs.

As an investor in the ETNs you assume the risk that as a result of the performance of the ETNs you may not receive any return on your initial investment in the ETNs or that you may lose some or all of your investment in the ETNs.

The ETNs are complex financial instruments and may not be a suitable investment for you

The ETNs may not be a suitable investment for you if:

•	you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs during the term of your holding of the ETNs;

•	you do not have sufficient knowledge and experience to evaluate how the ETNs may perform under different conditions and the merits and risks of investment in the ETNs;

•	you do not have sufficient financial resources and liquidity to bear all of the risks of an investment in the ETNs, including the risk of loss of such investment;

•	you do not understand the terms of the investment in the ETNs or are not familiar with the behavior of the Index, the equity securities comprising the Index or financial markets generally;

•	you seek a guaranteed return of your invested principal;

•	you seek current income from your investment;

•	you are not willing to be exposed to fluctuations in equity prices, in general, and the equity prices of the pharmaceutical companies reflected in the level of the Index, in particular;

•	you prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or

•	you are unwilling or unable to assume the credit risk associated with RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor.

Your return will not reflect the return of owning the securities comprising the Index

Although your ETNs are linked to the Index, an investor fee is embedded in the daily redemption value of your ETNs as described above under “—Your return at maturity or upon early repurchase or redemption will be reduced by the investor fee.”  As a result, the performance of your ETNs will not be the same as the performance of the Index, or the return on a similar investment in exchange traded notes or other instruments tracking the Index or the securities comprising the Index.  Even if the level of the Index increases from its level on the pricing date for the ETNs, the market price of the ETNs may not increase. It is also possible for the level of the Index to increase while the market price of the ETNs declines.  Your payment at maturity may be less than you would have received if you had invested directly in the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM.  The trading value of the ETNs and final return on the ETNs may also differ from the performance of the Index for the reasons described under “—The credit risk of RBS plc and RBSG, and their credit ratings and their credit spreads may adversely affect the market price of the ETNs prior to maturity, and all payments on the ETNs will be subject to the ability of RBS plc and RBSG to pay their respective obligations as they become due” and “—The market price of the ETNs may be influenced by many unpredictable factors.”

Information regarding the Index and the issuers of the securities comprising the Index

Neither we nor RBSG nor any of our affiliates assume any responsibility for the accuracy or adequacy of the information contained in this pricing supplement about the Index or any issuers of the securities comprising the Index, or in any of their respective publicly available filings.  As an investor in the ETNs, you should make your own investigation into the Index and any issuers of the securities comprising the Index.  Unless otherwise disclosed in this pricing supplement, neither we nor RBSG nor any of our affiliates have any affiliation with any sponsor of the Index or any issuers of the securities comprising the Index and are not responsible for their respective public disclosure of information, whether contained in SEC filings or otherwise.

There may not be an active trading market in the ETNs; sales in the secondary market may result in significant losses

Although the ETNs are listed on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “DRGS,” there is no guarantee of secondary market liquidity.  On the initial settlement date, we issued $4,000,000 in face amount of the ETNs (equivalent to 160,000 ETNs) to be sold through RBSSI.  Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ETNs.  In addition, no assurances can be given as to the continuation of the listing during the term of the ETNs.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

The liquidity of the market for the ETNs may vary materially over time

As stated on the cover of this pricing supplement, we issued only a small portion of the ETNs ($4,000,000 in face amount of the ETNs (equivalent to 160,000 ETNs)) on the initial settlement date.  These ETNs and additional ETNs may be offered and sold from time to time by or through RBSSI, an affiliate of ours, acting as principal or as our agent, to one or more dealers purchasing as principals for resale to investors.  We cannot assure you that any minimum number of ETNs will be sold or be outstanding at any given point.  We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.  If we stop selling additional ETNs, the price and liquidity of the ETNs in the secondary market could be materially and adversely affected.  See “—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time” below.

Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to repurchases of the ETNs by us as described in this pricing supplement or due to our affiliates’ purchase of ETNs in the secondary market.  Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs.  While you may elect to offer your ETNs for repurchase by us prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least the applicable minimum repurchase amount to us at one time for repurchase on any repurchase date.

The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the ETNs in the secondary market

The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the ETNs in the secondary market.  An intraday “indicative value” is meant to approximate the intrinsic economic value of the ETNs from time to time.  The Index calculation agent will publish the intraday “indicative value” of the ETNs every 15 seconds via NYSE Arca under the symbol “DRGS.IV.”  The trading price or market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market, if it exists.  The actual trading price or market price of the ETNs (NYSE Arca: “DRGS”) may vary significantly from the indicative value (NYSE Arca: “DRGS.IV”) and the daily redemption value (NYSE Arca: “DRGS.NV”).  Paying a premium price over the indicative value of the ETNs could lead to significant losses in the event you sell such ETNs at a time when that premium is no longer present in the marketplace, or in the event the ETNs are redeemed at our option (in which case you will receive a cash payment in an amount equal to the daily redemption value, which does not include any premium, on the applicable valuation date).  Any premium may be reduced or eliminated at any time. The “indicative value” of the ETNs, which refers to the value of the ETNs at any given time, equals (a) the daily redemption value on the immediately preceding valuation date, multiplied by (b) the index factor at such time, multiplied by (c) the fee factor for the day on which such time occurs (see “Valuation of the ETNs–Indicative Value” in this pricing supplement).

Any payment on the ETNs at maturity or upon early repurchase or redemption will be based on the daily redemption value on the applicable valuation date, as determined by the calculation agent, and not on any intraday “indicative value” of the ETNs as published by the Index calculation agent.

For any valuation date, the daily redemption value per ETN will be equal to (x) the daily redemption value on the immediately preceding valuation date, multiplied by (y) the index factor on such valuation date, multiplied by (z) the fee factor on such valuation date (see “Specific Terms of the ETNs–Daily Redemption Value” in this pricing supplement).  The calculation agent will publish the daily redemption value of the ETNs for each valuation date via NYSE Arca under the symbol “DRGS.NV.”  If the daily redemption value per ETN equals zero, the ETNs will be automatically accelerated on such date and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

If purchased or sold in the secondary market, you will pay or receive the market price of the ETNs at that time.  There may be significant differences between the intraday market prices of an ETN and the indicative value or the daily redemption value of that ETN as a result of market movements and other factors.  See “Summary—What are the differences among the trading price or market price, the indicative value and the daily redemption value of the ETNs?”  If you were to sell your ETNs in the secondary market, if any, you would receive the market price for the ETNs, which may be more or less than the stated face amount, the indicative value or the daily redemption value of your ETNs, and which may be more or less than what you paid for them.  See “Summary—What will I receive if I sell my ETNs in the secondary market?”

We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time

In our sole discretion, we may decide to issue and sell additional ETNs from time to time at a price that is higher or lower than the stated face amount, based on the indicative value of the ETNs at that time. The price of the ETNs in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of the ETNs.  Additionally, any ETNs held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the ETNs.

However, we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time. If we start selling additional ETNs, we may stop selling additional ETNs for any reason, which could materially and adversely affect the price and liquidity of the ETNs in the secondary market.  If we decide to limit or suspend issuance of additional ETNs, we or the calculation agent expect to notify market participants promptly by press release (or other means of communication) and also expect to post notification of such limitation or suspension on the website www.rbs.com/etnus (or another website relating to the ETNs that we may specify) as soon as practicable.  If the decision to limit or suspend issuance is made during trading hours, we or the calculation agent expect to notify NYSE Arca and request that NYSE Arca halt trading in the ETNs until a press release (or other means of communication) is disseminated.  See also “Summary—What will I receive if I sell my ETNs in the secondary market?”

Hedging and trading activities by us or our affiliates could affect prices of ETNs

We and our affiliates may carry out activities that minimize our risks related to the ETNs.  In particular, on or prior to the date of this pricing supplement, we, through our affiliates, may have hedged our anticipated exposure in connection with the ETNs by taking positions in the securities (or futures contracts on the securities) that comprise the Index, exchange-traded products that track the Index or in other instruments that we deemed appropriate in connection with such hedging.  We may enter into such hedging arrangements with or through one of our subsidiaries or affiliates.  Our trading activities, however, could potentially alter the level of the Index or the securities comprising the Index and, therefore, the value of the ETNs.

We or our affiliates are likely to modify our hedge position throughout the term of the ETNs by purchasing and selling securities (or futures contracts on the securities) that comprise the Index, exchange-traded products that track the Index or other instruments that we deem appropriate.  We cannot give any assurance that our hedging or trading activities will not affect the level of the Index or the prices of the securities comprising the Index.  It is also possible that we or one of more of our affiliates could profit from these hedging activities even if the value of the ETNs declines.

We or one or more of our affiliates may also engage in trading securities (or futures contracts on the securities) that comprise the Index, exchange-traded products that track the Index or other instruments that we deem appropriate on a regular basis as part of our or their general broker-dealer activities and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including through block transactions.  Any of these activities could adversely affect the level of the Index or the securities comprising the Index and, therefore, the value of the ETNs.

We or one or more of our affiliates may also issue or underwrite other securities or other financial instruments with returns linked or related to changes in the price or level of the Index or the securities comprising the Index.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs.

Potential conflicts of interest between holders of the ETNs and the calculation agent

Our affiliate, RBSSI, will serve as the calculation agent for the ETNs.  RBSSI will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon repurchase.  For a fuller description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent.”  For example, the calculation agent may have to determine whether a market disruption event has occurred or is continuing on a trading day when the calculation agent will determine the daily redemption value.  This determination may, in turn, depend on the calculation agent’s judgment about whether the event has materially interfered with our ability to unwind our hedge positions.  In addition, the calculation agent may have to make additional calculations if the Index is liquidated, discontinued, suspended, modified, delisted or otherwise terminated.  The calculation agent will exercise its judgment when performing its functions.  Since these determinations by the calculation agent may affect the market price of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Our affiliates through which we hedge our obligations under the ETNs expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

In our sole discretion, we may decide to issue and sell additional ETNs from time to time at a price that is higher or lower than the stated face amount, based on the indicative value of the ETNs at that time, and any ETNs held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the ETNs.  See “—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time” above.

If a market disruption event has occurred or exists on a valuation date (including the final valuation date), the calculation agent will postpone the valuation date (and the applicable maturity date or repurchase date) and will determine the daily redemption value applicable to such valuation date according to the methodology described below

The determination of the daily redemption value of the ETNs on a valuation date, including the final valuation date, may be postponed if such valuation date is not a trading day or the calculation agent determines that a market disruption event has occurred or exists on such valuation date.  In no event, however, will a valuation date be postponed by more than five business days.

If a valuation date is postponed for five business days, the daily redemption value for such valuation date will be determined (or if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the fifth business day after the originally scheduled valuation date.  The daily redemption value as determined by the calculation agent may differ from the result that would be produced by simple application of the formula for the daily redemption value set forth under “Specific Terms of the ETNs—Daily Redemption Value” to any published level of the Index or, if applicable, by a simple application of the methodology for the Index set forth under “The Index” in this pricing supplement.

If the valuation date is postponed, the repurchase date (or in the case of the final valuation date, the maturity date) will also be postponed to the third business day immediately following the valuation date (or final valuation date, as the case may be), as postponed.  Any such postponement or determinations by the calculation agent may adversely affect your return on the ETNs.  In addition, no interest or other payment will be payable as a result of such postponement.  See “Specific Terms of the ETNs—Payment upon Repurchase or Redemption” and Specific Terms of the ETNs—Payment at Maturity.”

You will have no rights in the Index or any securities comprising the Index, and you have no rights against the Index Sponsor, Index calculation agent or the issuers of the securities comprising the Index

The ETNs are designed for investors who seek exposure to the Index.  As an owner of the ETNs, you will not have the rights that investors in the Index or the securities comprising the Index have.  You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, the Index or the securities comprising the Index, and you will not be entitled to receive dividend payments or other distributions, if any, made on the Index or the securities comprising the Index.  Although dividend income amounts reinvested in the Index may be reduced by notional withholding taxes, you also will not be entitled to any refund or credit procedure regarding withholding taxes that might be available to any investor in any of the securities comprising the Index.  Your ETNs will be paid in cash, and you will have no right to receive delivery of any stock of any component of the Index.

The sponsor of the Index and the issuers of the securities comprising the Index are not in any way involved in this offering and have no obligations relating to the ETNs or to the holders of the ETNs.  You will have no rights against the Index Sponsor or the Index calculation agent, even though the amount you receive at maturity or upon repurchase of your ETNs by us will depend on the level of the Index throughout the term of the ETNs.

The ETNs do not pay interest

We will not pay interest on the ETNs.  You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including our debt securities, since the payment at maturity is based on the appreciation or depreciation of the Index, as reduced by the aggregate investor fee applicable to your ETNs.  Because the payment due at maturity may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative.  Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the ETNs.  Any such reports, opinions or recommendations could affect the value of the Index and therefore the market price of the ETNs

RBSSI and its affiliates may publish reports from time to time on financial markets and other matters that may influence the value of the ETNs or express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs.  RBSSI and its affiliates may have published or may publish reports or other opinions that call into question the investment view implicit in an investment in the ETNs.  Any reports, opinions or recommendations expressed by RBSSI or its affiliates may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the ETNs and the Index to which the ETNs are linked.

The U.S. federal income tax consequences of an investment in the ETNs are uncertain

As of the date of this pricing supplement, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the ETNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the ETNs are uncertain, and the IRS or a court might not agree with the treatment of the ETNs as prepaid financial contracts that are not debt, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the ETNs could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect. Prospective non-U.S. investors should also note that either or both of two legislative provisions enacted in 2010 could result in the imposition of withholding tax on an investment in the ETNs.

You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the ETNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Index

The Index has limited actual history and may perform in unexpected ways

The Index was established on October 13, 2011 and, therefore, has limited actual history and may perform in unexpected ways.  However, NYSE Arca, as the Index Sponsor and the Index calculation agent, has retrospectively calculated Index closing levels based on the actual historical performance of the Price Return Index from June 15, 2001 through October 18, 2011, and the cash dividends paid on the components of the Price Return Index during that period.  The retrospectively calculated Index closing levels should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any given date.

The Index is comprised of equity securities that are concentrated in the pharmaceutical industry

The Index is comprised of equity securities that are concentrated in the pharmaceuticals industry, which means that the Index will be more affected by the performance of the pharmaceuticals industry as compared to another index that was more diversified.  The Index may be subject to increased price volatility and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting the pharmaceutical industry.  You will not benefit from the diversification which could result from an investment linked to securities of issuers that operate in more than a single sector or industry.  Companies in the pharmaceutical industry are heavily dependent on patent protection.  The expiration of patents may adversely affect the profitability of those companies.  Pharmaceutical companies are also subject to extensive litigation based on product liability and other similar claims.  Many new products are subject to approval of the U.S. Food and Drug Administration (“FDA”). The process of obtaining FDA approval can be long and costly and approved products are susceptible to obsolescence.  Pharmaceutical companies are also subject to heavy competitive forces that may make it difficult to raise prices and, in fact, may result in price discounting.  Any of the above may have an adverse impact on the level of the Index, and consequently, the value of the ETNs.

The Index is comprised of securities of a limited number of companies

In addition, the Index may include securities from a smaller number of issuers than that of a more broadly based index.  For example, as of the date of this pricing supplement, the Index comprised of the equity securities of twenty (20) pharmaceutical companies.  As a result, the Index’s performance will be impacted by the performance of relatively few securities, when compared to a broadly based index.

The Index and the ETNs may not be representative of an investment that provides exposure to the pharmaceutical industry as a whole

Although the equity securities comprising the Index are common stocks or depositary receipts representing common stocks of companies generally considered to be involved in various aspects of the pharmaceutical industry, price movements in the securities comprising the Index, the Index and the ETNs may not correlate perfectly with price movements in the pharmaceutical industry as a whole. If the securities comprising the Index or the Index decline in value, your ETNs will decline in value even if the pharmaceutical industry as a whole rises in value. In addition, after the inception date of the ETNs, one or more of the issuers of the securities comprising the Index may engage in new lines of business or may cease to be involved in the pharmaceutical industry.  NYSE Arca, as the Index Sponsor, also may change the composition of the securities comprising the Index over time.  Consequently, the Index and the ETNs may not be representative of an investment that provides exposure to the pharmaceutical industry as a whole.

The composition of the securities comprising the Index may change over time

As of the date of this pricing supplement, all of the securities comprising the Index have been issued by issuers that are reporting companies under the Exchange Act.  The Index was designed by NYSE Arca, the Index Sponsor, to represent a cross section of companies involved in various phases of development, production and marketing of pharmaceuticals.  NYSE Arca may change the composition of the securities comprising the Index over time with a goal toward ensuring that the securities comprising the Index continue to represent the pharmaceutical industry.  However, there may be additions to the Index of securities to which you may not want exposure, including securities representing an investment in non-U.S. issuers, or deletions of stocks to which you would want exposure.  We have no control over the composition or calculation of the Index, and you should not place undue reliance on the creditworthiness, business plans or prospects or other factors relating to any particular issuer of securities comprising the Index as of this pricing supplement.

Prices of pharmaceutical companies’ common stock and depositary receipts may change unpredictably, can be extremely volatile, and can affect the value of the ETNs in unforeseeable ways

The return on the ETNs is linked to the performance of the Index, which in turn is linked to the performance of the equity securities of the pharmaceutical companies comprising the Index.  The trading prices of pharmaceutical companies' common stocks and depositary receipts may change unpredictably, can be extremely volatile, and can affect the value of the ETNs in unforeseeable ways.  A pharmaceutical company's stock price could fluctuate significantly in response to various factors and events, including the following:

•	differences between actual financial or operating results and those expected by investors and analysts;

•	technological innovations or new commercial products by the company, its competitors or the scientific and research community;

•	regulatory or legal developments, including significant litigation matters affecting the pharmaceutical companies included in the Index or the pharmaceutical industry as a whole;

•	product liability expenses, which may be significant;

•	success of research and development of new products, the ability to obtain FDA approval for such products, and the success of such products;

•	competition from new products and less costly generic products;

•	developments and protection of patent and/or proprietary rights;

•	public concern as to the safety or other implications of pharmaceutical products;

•	changes in reimbursement policies or medical practices;

•	changes in government regulation; and

•	fluctuations in financial or operating results.

Further, many pharmaceutical companies have international operations that are essential parts of their business, exposing them to risks inherent to international business, including risks resulting from general economic, social and political conditions in foreign markets; difficulties enforcing intellectual property rights, agreements and the collection of receivables through certain foreign legal systems; currency fluctuations; and changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions, and reduction in the number and capacity of personnel in international markets.

It is not possible to predict the effect of any of the above factors, any of which may adversely impact the performance of the companies whose equity securities comprise the Index, the price of the equity securities of such companies and, consequently, the level of the Index and the value of the ETNs.

The performance of the securities comprising the Index may correlate with each other, which may be detrimental to you

The securities comprising the Index are from the same sector or industry.  Therefore, the prices of such securities may move up or down in a similar pattern due to macroeconomic factors affecting that sector or industry.  This phenomenon is referred to as “correlation.”  Correlation among the securities comprising the Index may be detrimental to you, particularly in a down market, since the prices of all of the securities comprising the Index may decline at the same time.

Changes in the prices of the securities comprising the Index may offset each other

Movements in the prices of the securities comprising the Index may not correlate with each other.  At a time when the prices of one or more of the securities comprising the Index increases, the prices of the other securities comprising the Index may not increase as much or may even decline.  Therefore, in calculating the level of the Index on any business day, increases in the value of one or more of the securities comprising the Index may be moderated, or more than offset, by lesser increases or declines in the value of the other securities comprising the Index, which may consequently affect the value of the ETNs.

We or our affiliates have and may continue to engage in business with or involving one or more of the issuers of the securities comprising the Index without regard to your interests

The ETNs are designed for investors who seek exposure to the Index.  We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities comprising the Index without regard to your interests, including extending loans to, making equity investments in or providing investment advisory services to one or more of such issuers or their affiliates or subsidiaries.

In the ordinary course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the securities comprising the Index. None of us, RBSG or any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published, and in the future may publish, research reports with respect to the securities comprising the Index. These research reports may or may not recommend that investors buy or hold the securities comprising the Index.

Adjustments to the Index could adversely affect the ETNs

NYSE Arca, as Index Sponsor and Index calculation agent, is responsible for calculating and maintaining the Index.  In certain circumstances, the Index calculation agent and the Index Sponsor may make certain methodological and other changes to the Index, such as adding, deleting or substituting the securities comprising the Index.  The changing of securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces.  The Index Sponsor may make other methodological changes that could change the level of the Index.  Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of such Benchmark Index, as further described under “The Index” and “Specific Terms of the ETNs—Discontinuation or Modification of the Index” of this pricing supplement.  Any of these actions could adversely affect the amount payable at maturity or repurchase and/or the market price of the ETNs.  The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

The Index comprises notional assets

The exposures to the securities comprising the Index are purely notional and will exist solely in the records maintained by or on behalf of the Index calculation agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against or on the Index or the securities comprising the Index.

There are risks related to Depositary Receipts, which may be included in the Index

The equity securities comprising the Index may include depositary receipts, which are quoted and traded in U.S. dollars on exchanges in the United States (the “Depositary Receipts”). While market prices of the Depositary Receipts generally reflect the U.S. dollar equivalent of the prices of their underlying stocks (or fraction thereof) as traded in their respective currencies (in other words, the price of the Depositary Receipt and its underlying stock should be the same, after taking into account the applicable currency exchange rate and the Depositary Receipt conversion ratio), these prices often diverge under various circumstances, resulting in the Depositary Receipt trading either at a premium or at a discount to its underlying stock. Factors that may result in a price discrepancy between a Depositary Receipt and its underlying stock include, but are not limited to, the following: (i) demand for the underlying stock in the United States exceeding the supply of available Depositary Receipts available for purchase in the United States, whether as a result of regulation impacting the deposit of additional shares of underlying stock for conversion into Depositary Receipts, government restrictions on foreign ownership limits on the underlying stock, investment restrictions, capital control regulations, a delisting of the Depositary Receipts, tax laws, or other factors, (ii) lack of fungibility between a Depositary Receipt and the underlying stock (in other words, shares of underlying stock may not be able to be seamlessly deposited for conversion into Depositary Receipts and vice versa), whether as a result of regulation, government controls, transaction costs, differences in trading hours between the currencies and securities exchanges in the local jurisdiction and the U.S. exchanges, or other factors), and (iii) the impact of political, economic, financial and social factors in the relevant countries, including changes in government, economic and fiscal policies in the relevant countries, which may impact the value of securities and markets generally. Any of the above factors may have an adverse impact on the market price of the Depositary Receipts and hence the level of the Index, and therefore, the value of the ETNs.

Due to differences in hours of trading, there may be price movements in equity securities underlying Depositary Receipts that are not reflected in the price of the Depositary Receipts or the level of the Index, any of which may adversely affect the value of the ETNs

Each Depositary Receipt generally represents an ownership interest in shares (or a fraction of a share) of an underlying stock that may be quoted and traded in its local jurisdiction in a foreign currency. The hours of trading for the equity securities underlying any Depositary Receipts included in the Index will not conform to the hours during which the securities comprising the Index may be traded. To the extent that U.S. markets are closed while markets for the equity securities underlying the Depositary Receipts remain open, significant price movements may take place in the equity securities underlying the Depositary Receipts that will not be reflected immediately in the price of the Depositary Receipts comprising the Index. These price movements may have an adverse impact on the level of the Index, and therefore the value of the ETNs.

Fluctuations in currency exchange rates may adversely affect the level of the Index and the value of the ETNs

The equity securities comprising the Index may include Depositary Receipts, which may be quoted and traded in U.S. dollars on exchanges in the United States. Each Depositary Receipt generally represents an ownership interest in shares (or a fraction of a share) of an underlying stock that is quoted and traded in its local jurisdiction in a foreign currency. Supply, demand and market conditions aside, the market prices of the Depositary Receipts tend to reflect the U.S. dollar equivalent of the prices of their underlying stocks as traded in their respective currencies. Consequently, you will be exposed to currency exchange rate risk with respect to the foreign currency corresponding to the local jurisdiction of each Depositary Receipts included in the Index. Your exposure to such currency exchange rate risk will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar. You will also be exposed to the volatility in the currency exchange rate fluctuation between the U.S. dollar and the foreign currency corresponding to the local jurisdiction of each Depositary Receipt included in the Index. Factors that may impact currency exchange rate fluctuations include existing and expected inflation rates, existing and expected interest rate levels, the extent of governmental surpluses or deficits in the relevant country, and government intervention in the currency markets, including whether a particular currency exchange rate is fixed or allowed to float. In recent years, exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control.  Assuming all other relevant factors remain constant, any strengthening of the U.S. dollar against such currencies will have an adverse impact on the market price of the Depositary Receipts and hence the level of the Index, and therefore, the value of the ETNs.

Governmental actions or regulatory controls or taxes relating to currency exchange rates may affect your investment

Currency exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. Since Depositary Receipts are generally quoted and traded in U.S. dollars while they represent underlying stocks that may be quoted and traded in a foreign currency, these government actions could adversely affect the price of any Depositary Receipts that may be included in the Index.

In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the U.S. government and other governments the currencies of which are major world currencies, have recently made, and may be expected to continue to make, significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the level of the Index, and therefore the level of the Index and the value of the ETNs.

We will not make any adjustment or change in the terms of the ETNs in the event that floating exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear those risks.

Even though the foreign currencies in which the underlying securities of any Depositary Receipts included in the Index are denominated may be traded around-the-clock, the ETNs will not be so traded

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the ETNs will not conform to the hours during which the currencies in which the underlying securities of any Depositary Receipts included in the Index are denominated may be traded. To the extent that U.S. markets are closed while markets for other currencies remain open, significant price and rate movements may take place in the foreign exchange markets that will not be reflected immediately in the price of the ETNs.  The possibility of these movements should be taken into account in relating the value of the ETNs to those in the U.S. foreign exchange markets.

Suspension or disruptions of market trading in the currencies in which the underlying securities of any Depositary Receipts included in the Index trade may adversely affect the value of the ETNs

The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the currencies in which the underlying securities of any Depositary Receipts included in the Index trade, the value of such Depositary Receipts, and therefore, the value of the ETNs.

Investments that are linked in part to the stocks of companies listed or located outside the United States involves additional risks; your investment in the ETNs will be subject to risks associated with foreign securities markets

The equity securities comprising the Index may include securities issued by foreign companies. You should be aware that investments linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross−shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self−sufficiency.  It may also be more costly and difficult to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the securities comprising the Index.

HYPOTHETICAL EXAMPLES

The following examples show how the ETNs would perform in hypothetical circumstances, based on the assumptions described below for each of the examples, over a period of 10 years.  For ease of analysis and presentation, the numbers appearing in the following examples have been rounded.

These examples highlight the behavior of the daily redemption value of the ETNs in different hypothetical circumstances.  They are not indicative of actual results.  Any payment you will be entitled to receive on your ETNs is subject to the ability of The Royal Bank of Scotland plc, as the issuer of the ETNs, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Example 1. A hypothetical increase in the level of the Index.

This example assumes an initial Index closing level of 600 and that the Index increases by approximately 45% over an assumed term of the ETNs of 10 years.  For simplicity, the daily redemption value is determined only once a year, rather than on each valuation date, using the hypothetical Index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value on any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C’	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	636.15	1.060255	0.60%	99.40000%	$26.35	6.03%	5.39%
2	702.12	1.103701	0.60%	99.40000%	$28.91	10.37%	9.71%
3	687.20	0.978739	0.60%	99.40000%	$28.12	-2.13%	-2.71%
4	711.14	1.034842	0.60%	99.40000%	$28.93	3.48%	2.86%
5	747.15	1.050640	0.60%	99.40000%	$30.21	5.06%	4.43%
6	768.09	1.028027	0.60%	99.40000%	$30.87	2.80%	2.19%
7	825.20	1.074358	0.60%	99.40000%	$32.97	7.44%	6.79%
8	816.18	0.989068	0.60%	99.40000%	$32.41	-1.09%	-1.69%
9	852.08	1.043975	0.60%	99.40000%	$33.63	4.40%	3.77%
10	870.00	1.021037	0.60%	99.40000%	$34.13	2.10%	1.49%

Hypothetical returns:
Annualized Index Return	3.79%	Cumulative Index Return:	45.00%
Annualized ETN Return	3.16%	Cumulative ETN Return:	36.53%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

Example 2. A hypothetical decrease in the level of the Index.

This example assumes an initial Index closing level of 600 and that the Index decreases by approximately 45% over an assumed term of the ETNs of 10 years.  For simplicity, as for example 1 above, the daily redemption value is determined only once a year, rather than on each valuation date, using the hypothetical Index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value on any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C’	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	563.85	0.939745	0.60%	99.40000%	$23.35	-6.03%	-6.59%
2	505.38	0.896299	0.60%	99.40000%	$20.81	-10.37%	-10.91%
3	516.12	1.021261	0.60%	99.40000%	$21.12	2.13%	1.51%
4	498.14	0.965158	0.60%	99.40000%	$20.26	-3.48%	-4.06%
5	472.91	0.949360	0.60%	99.40000%	$19.12	-5.06%	-5.63%
6	459.66	0.971973	0.60%	99.40000%	$18.47	-2.80%	-3.39%
7	425.48	0.925642	0.60%	99.40000%	$17.00	-7.44%	-7.99%
8	430.13	1.010932	0.60%	99.40000%	$17.08	1.09%	0.49%
9	411.21	0.956025	0.60%	99.40000%	$16.23	-4.40%	-4.97%
10	330.00	0.802501	0.60%	99.40000%	$12.95	-19.75%	-20.23%

Hypothetical returns:
Annualized Index Return	-5.80%	Cumulative Index Return:	-45.00%
Annualized ETN Return	-6.37%	Cumulative ETN Return:	-48.21%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

Example 3. A hypothetical increase followed by a hypothetical decrease in the level of the Index.

This example assumes an initial Index closing level of 600 and that the Index increases by approximately 25% during the first five years, but then decreases to below its original level during the next five years of an assumed term of the ETNs of 10 years.  For simplicity, as for examples 1 and 2 above, the daily redemption value is determined only once a year, rather than on each valuation date, using the hypothetical Index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value on any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	636.15	1.060255	0.60%	99.40000%	$26.35	6.03%	5.39%
2	702.12	1.103701	0.60%	99.40000%	$28.91	10.37%	9.71%
3	687.20	0.978739	0.60%	99.40000%	$28.12	-2.13%	-2.71%
4	711.14	1.034842	0.60%	99.40000%	$28.93	3.48%	2.86%
5	750.00	1.054648	0.60%	99.40000%	$30.32	5.46%	4.83%
6	732.68	0.976912	0.60%	99.40000%	$29.45	-2.31%	-2.89%
7	707.58	0.965737	0.60%	99.40000%	$28.27	-3.43%	-4.01%
8	668.70	0.945052	0.60%	99.40000%	$26.55	-5.49%	-6.06%
9	601.76	0.899901	0.60%	99.40000%	$23.75	-10.01%	-10.55%
10	561.60	0.933256	0.60%	99.40000%	$22.03	-6.67%	-7.23%

Hypothetical returns:
Annualized Index Return:	-0.66%	Cumulative Index Return:	-6.40%
Annualized ETN Return:	-1.26%	Cumulative ETN Return:	-11.87%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

Example 4. A hypothetical decrease followed by a hypothetical increase in the level of the Index.

This example assumes an initial Index closing level of 600 and that the Index decreases by approximately 55% during the first five years, but then increases by approximately 45% during the next five years of an assumed term of the ETNs of 10 years, for a net decrease of approximately 34.75% over the assumed term of the ETNs of 10 years.  For simplicity, as for examples 1, 2 and 3 above, the daily redemption value is determined only once a year, rather than on each valuation date, using the hypothetical Index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value on any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	573.90	0.956500	0.60%	99.40000%	$23.77	-4.35%	-4.92%
2	484.38	0.844015	0.60%	99.40000%	$19.94	-15.60%	-16.10%
3	418.66	0.864313	0.60%	99.40000%	$17.13	-13.57%	-14.09%
4	349.78	0.835474	0.60%	99.40000%	$14.23	-16.45%	-16.95%
5	270.00	0.771923	0.60%	99.40000%	$10.92	-22.81%	-23.27%
6	344.94	1.277556	0.60%	99.40000%	$13.86	27.76%	26.99%
7	361.33	1.047521	0.60%	99.40000%	$14.43	4.75%	4.12%
8	403.70	1.117266	0.60%	99.40000%	$16.03	11.73%	11.06%
9	416.99	1.032905	0.60%	99.40000%	$16.46	3.29%	2.67%
10	391.50	0.938876	0.60%	99.40000%	$15.36	-6.11%	-6.68%

Hypothetical returns:
Average Annual Index Return:	-4.18%	Cumulative Index Return:	-34.75%
Average Annual ETN Return:	-4.75%	Cumulative ETN Return:	-38.56%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

Example 5. A hypothetical example of the Index ending flat.

This example assumes an initial Index closing level of 600 and that the Index increases by approximately 0.12% over an assumed term of the ETNs of 10 years.  For simplicity, as for examples 1, 2, 3 and 4 above, the daily redemption value is determined only once a year, rather than on each valuation date, using the hypothetical Index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value on any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	643.37	1.072280	0.60%	99.40000%	$26.65	7.23%	6.58%
2	657.89	1.022569	0.60%	99.40000%	$27.08	2.26%	1.64%
3	600.56	0.912867	0.60%	99.40000%	$24.58	-8.71%	-9.26%
4	556.01	0.925810	0.60%	99.40000%	$22.62	-7.42%	-7.97%
5	493.50	0.887577	0.60%	99.40000%	$19.95	-11.24%	-11.77%
6	600.43	1.216681	0.60%	99.40000%	$24.13	21.67%	20.94%
7	585.10	0.974458	0.60%	99.40000%	$23.37	-2.55%	-3.14%
8	521.05	0.890541	0.60%	99.40000%	$20.69	-10.95%	-11.48%
9	568.93	1.091891	0.60%	99.40000%	$22.46	9.19%	8.53%
10	600.73	1.055894	0.60%	99.40000%	$23.57	5.59%	4.96%

Hypothetical returns:
Average Annual Index Return:	0.01%	Cumulative Index Return:	0.12%
Average Annual ETN Return:	-0.59%	Cumulative ETN Return:	-5.73%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

The hypothetical examples above are provided for purposes of information only.  The hypothetical examples are not indicative of the future performance of the Index or what the value of your ETNs may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the ETNs.  We cannot predict the actual Index closing level or daily redemption value on any valuation date, nor can we predict the relationship between the Index closing level and the market price of your ETNs at any time.  Accordingly, the actual amount that a holder of the ETNs will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the ETNs will depend on the actual daily redemption value on the relevant valuation date, which reflects the effect of the investor fee.  Further, the actual amount that a holder of the ETNs will receive if the ETNs were to be sold prior to maturity will depend on the market price of the ETNs at that time, which may differ from the daily redemption value of the ETNs.  Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your ETNs, if any, at maturity or on upon early repurchase or redemption may be very different from the information reflected in the tables above.

THE INDEX

We have derived all information contained in this pricing supplement regarding the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, NYSE Arca, Inc. (“NYSE Arca”) as the Index sponsor and Index calculation agent (the “Index Sponsor” and the “Index calculation agent”).  We make no representation or warranty as to the accuracy or completeness of such information.  The Index was developed by NYSE Arca and is calculated, maintained and published by NYSE Arca.  NYSE Arca, as the Index Sponsor and Index calculation agent, has no obligation to continue to publish, and may discontinue the publication of, the Index at any time.

The Index is published every 15 seconds through the Consolidated Tap Association’s Network B and/or the NYSE Euronext Global Index Feed under the ticker symbol “DGETR,” and is displayed by Bloomberg under the ticker symbol “DGETR <Index>.”

Information contained in any Bloomberg page (or on any successor page thereto) referenced below is not incorporated by reference in this pricing supplement.

General

The Index is comprised of equity securities of a cross-section of companies involved in various phases of development, production and marketing of pharmaceuticals, with the component securities represented in approximately equal dollar amounts.  In addition, the Index is a total return index, which means that the level of the Index takes into account the cash dividends paid, if any, on the Index components.  The Index was established on October 13, 2011 with an Index closing level equal to 605.42.  The Index is a total return version of the NYSE Arca Equal Weighted Pharmaceutical IndexSM (Bloomberg page:  “DGE <Index>”) (the “Price Return Index”), which was established by NYSE Arca on June 15, 2001, with a base value of 500.00.

Composition of the Index

The Index is calculated and maintained by the NYSE Arca Equal Weighted Pharmaceutical IndexSM Committee (the “Index Committee”).

The Index is maintained in accordance with NYSE Amex Options Exchange Rule 901C, which, among other things, requires that securities meet the following requirements in order to be eligible for inclusion in the Index:

•	all component stocks will either be listed on NYSE Amex, the New York Stock Exchange, NYSE Arca or NASDAQ and be reported National Market System securities;

•
all component stocks must have a minimum market value of at least $75 million, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the market value can be at least $50 million;

•
all component stocks must have trading volume in each of the last six months of not less than 1,000,000 shares, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the trading volume can be at least 500,000 shares in each of the last six months;

•
at least 90% of the index’s numerical Index value, and at least 80% of the total number of component securities, will meet the current criteria for standardized option trading set forth in NYSE Amex Options Exchange Rule 915;

•
foreign country securities or American Depositary Receipts (“ADRs”) thereon that are not subject to comprehensive surveillance agreements do not in the aggregate represent more than 20% of the weight of the Index; and

•
no component security will represent more than 30% of the weight of the Index, and the five highest weighted component securities in the index do not in the aggregate account for more than 50% of the weight of the index (65% for an index consisting of fewer than 25 component securities).

In addition, the Index Committee may change the composition of the Index at any time to reflect the conditions of the pharmaceutical industry and to ensure that the component securities continue to represent the pharmaceutical industry.

As of the date of this pricing supplement, the Index is comprised of the twenty (20) component securities listed in the table below.  Because the Index is equal-dollar weighted, each component security represents an approximately equal dollar amount as the other Index Components, as determined on the most recent quarterly rebalancing.

Index Components as of June 24, 2013

Company	Ticker Symbol	Exchange
Abbott Laboratories	ABT	NYSE
AbbVie Inc.	ABBV	NYSE
Actavis, Inc.	ACT	NYSE
Allergan, Inc.	AGN	NYSE
AstraZeneca PLC*	AZN	NYSE
Bristol-Myers Squibb Company	BMY	NYSE
Eli Lilly and Company	LLY	NYSE
Forest Laboratories, Inc.	FRX	NYSE
GlaxoSmithKline plc*	GSK	NYSE
Johnson & Johnson	JNJ	NYSE
Merck & Co., Inc.	MRK	NYSE
Mylan Inc.	MYL	NASDAQ
Novartis AG*	NVS	NYSE
Novo Nordisk A/S*	NVO	NYSE
Perrigo Company	PRGO	NYSE
Pfizer Inc.	PFE	NYSE
Sanofi-Aventis*	SNY	NYSE
Shire plc*	SHPGY	NASDAQ
Teva Pharmaceutical Industries Limited*	TEVA	NASDAQ
Valeant Pharmaceuticals International	VRX	NYSE

*Index components indicated with an asterisk are components represented in the Index by their Depositary Receipts.

Quarterly Rebalancing and Adjustments

Every quarter after the close of trading on the third Friday of March, June, September and December, the Index portfolio is adjusted by changing the number of shares of each component stock or ADR so that each stock or ADR represents an approximately equal dollar amount in the Index.  The newly adjusted portfolio becomes the basis for the Index’s value effective on the first trading day following the quarterly rebalancing.  If necessary, a divisor adjustment is made to ensure continuity of the Index’s value.

The number of shares of each component stock or ADR in the Index portfolio remain fixed between quarterly reviews, except in the event of certain types of corporate actions such as the payment of a dividend, other than an ordinary cash dividend, stock distribution, stock split, reverse stock split, rights offering, or a distribution, reorganization, recapitalization, or some such similar event with respect to a component stock or ADR.  When the Index is adjusted between quarterly reviews for such events, the number of shares of the relevant security will be adjusted, to the nearest whole share, to maintain the component’s relative weight in the Index at the level immediately prior to the corporate action.  The Index may also be adjusted in the event of a merger, consolidation, dissolution, or liquidation of an issuer of a component stock or ADR, any of which may require a stock replacement.  In the event of a stock replacement, the average dollar value of the remaining components will be calculated and that amount will be invested in the new component stock to the nearest whole share.  In choosing among pharmaceutical industry stocks that meet the minimum criteria set forth in Rule 901C, the Index

Committee represents that it will make every effort to add new stocks that are representative of the pharmaceutical industry and will take into account, among other factors, a stock’s capitalization, liquidity, volatility, and name recognition.  In connection with any adjustments to the Index, the Index divisor is adjusted to ensure that there are no changes to the Index level as a result of non-market forces.

Index Calculation

The Index is calculated using an equal-dollar weighting methodology so that each of the component securities is represented in approximately equal dollar amounts in the Index.  Equal-dollar weighting was established by designating the number of shares of each component security to represent approximately $10,000 in market value, based on closing prices on June 15, 2001.  The aggregate value of the stocks was reduced by a divisor to establish the Index Base Value of 500.00 for the Price Return Index.  Because the Index is a total return index, the Index is calculated by incorporating the cash dividends of the Index components.  Dividends are reinvested into the Index at the end of their respective ex-dates.

Retrospectively Calculated Index Performance

See the section “Summary—How has the Index performed historically?” for retrospectively calculated and actual historical Index data, along with comparisons to the NYSE Arca Equal Weighted Pharmaceutical IndexSM (which is the price return version of the Index) and the S&P 500® Total Return Index.

Index Calculation Agent

The Index is calculated by NYSE Arca (the “Index calculation agent”).  As Index calculation agent, NYSE Arca will be responsible for calculating the level of the Index using the Index methodology published by the Index Sponsor.  The closing levels of the Index will be displayed on Bloomberg page “DGETR <Index>” (or on any successor page) by no later than 6:00 p.m. (New York City time) on each business day.  Intraday Index levels will be published by the Index calculation agent via the New York Stock Exchange under ticker symbol “DGETR.”

Termination of the Index

The Index Sponsor may, at any time and without notice, terminate and proceed to ask the Index calculation agent to cease the calculation and dissemination of the Index.  No assurance can be given that fiscal, market, regulatory, juridical, financial or other circumstances (including, without limitation, any changes to, or any suspension or termination of any components for which values must be determined in relation to the Index) will not arise that would, in the determination of the Index Sponsor, necessitate or make desirable a modification of, or change to, the Index methodology, such as adding, deleting or substituting the securities comprising the Index.  The Index Sponsor has no obligation to consider your interests in calculating or revising the Index, and the Index Sponsor will be the final authority on the Index and the interpretation of the methodology governing the Index.

Under certain circumstances, RBS Securities Inc., as calculation agent, may select a substitute index or make certain other calculations and determinations as described under “Specific Terms of the ETNs—Discontinuation or Modification of the Index” of this pricing supplement.  Any of these actions could adversely affect the amount payable at maturity or repurchase and/or the market price of the ETNs.

Disclaimer

The NYSE Arca Equal Weighted Pharmaceutical IndexSM and the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM are service marks  of NYSE Euronext or its affiliates (“NYSE Euronext”) and have  been licensed for use by The Royal Bank of Scotland plc and RBS Securities, Inc. (the “Licensees”) in connection with RBS Global Big Pharma ETNs (the “Product”).  Neither the Licensees nor the Product is sponsored, endorsed, sold or promoted by NYSE Euronext.  NYSE Euronext makes no representations or warranties regarding the Product or the ability of the NYSE Arca Equal Weighted Pharmaceutical IndexSM or the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM to track general stock market performance.

NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH

RESPECT TO THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL INDEXSM OR THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL TOTAL RETURN INDEXSM OR ANY DATA INCLUDED THEREIN.  IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

VALUATION OF THE ETNS

The market price of the ETNs will be the bid or ask price for the ETNs as quoted on NYSE Arca under the ticker symbol “DRGS.”  The market price of the ETNs will be the price at which you may be able to buy or sell your ETNs in the secondary market.

Daily Redemption Value and Market Price

While the market price of the ETNs may bear some correlation to the daily redemption value of the ETNs, the market price is not the same as the daily redemption value.  The daily redemption value, which is the price we will pay you for your ETNs at maturity or upon early repurchase or redemption, will be determined by the calculation agent, based on the formula described in this pricing supplement.  The calculation agent will publish the daily redemption value of the ETNs for each valuation date via NYSE Arca under the symbol “DRGS.NV” and on its website at www.rbs.com/etnus/drgs (or another website relating to the ETNs that we may specify). Information contained on that website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The market price of the ETNs will be affected by several factors, many of which are beyond our control.  We expect that generally the level of the Index on any day will affect the market price of the ETNs more than any other factor.  The level of the Index in turn will be affected by the performance of the securities comprising the Index as described under “The Index” above.  Other factors that may influence the market price of the ETNs include, but are not limited to, supply and demand for the ETNs, the volatility of the Index, the return on the securities comprising the Index, prevailing interest rates, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the Index, the general interest rate environment, as well as the actual or perceived creditworthiness of RBS plc and RBSG.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market price of the ETNs prior to maturity.

Indicative Value

An intraday “indicative value” is meant to approximate the intrinsic economic value of the ETNs from time to time.  The Index calculation agent will publish the intraday “indicative value” of the ETNs every 15 seconds via NYSE Arca under the symbol “DRGS.IV.”  The actual trading price or market price of the ETNs (NYSE Arca: “DRGS”) may vary significantly from the indicative value (NYSE Arca: “DRGS.IV”) and the daily redemption value (NYSE Arca: “DRGS.NV”).   Paying a premium price over the indicative value of the ETNs could lead to significant losses in the event you sell such ETNs at a time when that premium is no longer present in the marketplace, or in the event the ETNs are redeemed at our option (in which case you will receive a cash payment in an amount equal to the daily redemption value, which does not include any premium, on the applicable valuation date).  If you were to sell your ETNs in the secondary market, if any, you would receive the market price for the ETNs, which may be more or less than the stated face amount, the indicative value or the daily redemption value of your ETNs, and which may be more or less than what you paid for them

Any payment on the ETNs at maturity or upon early repurchase or redemption will be based on the daily redemption value on the applicable valuation date, as determined by the calculation agent, and not on any intraday “indicative value” of the ETNs as published by the Index calculation agent.

The “indicative value” of the ETNs, which refers to the value of the ETNs at any given time, equals (a) the daily redemption value on the immediately preceding valuation date, multiplied by (b) the index factor at such time, multiplied by (c) the fee factor for the day on which such time occurs.  For purposes of determining the indicative value at any time:

•	the “index factor” at any time will be equal to the Index level at such time, divided by the Index closing level on the valuation date immediately preceding the day on which such time occurs;

•	the “fee factor” on any valuation date will be equal to one minus the investor fee, which is equal to the product of (a) the annual investor fee and (b) the day-count fraction;

•	the “annual investor fee” will be equal to 0.60% per annum; and

•
on any valuation date, the “day-count fraction” is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

The indicative value calculation will be provided for reference purposes only.  It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or repurchase of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads.

If the daily redemption value per ETN equals zero, the ETNs will be automatically accelerated on such day and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

Index Levels

The Index is a proprietary index that NYSE Arca, as Index Sponsor, publishes and calculates.  The Index Sponsor, will calculate and disseminate the Index level approximately every 15 seconds (assuming the Index level has changed within such 15-second interval) from 9:30 a.m. to approximately 5:00 p.m. (New York City time) on each business day.  Index Levels will be displayed on Bloomberg page “DGETR <Index>” (or on any successor page), and will also be published via NYSE Arca under symbol “DGETR.”  We are not incorporating by reference herein the website or any material included in such NYSE Arca website or Bloomberg page or website.  For further information on the Index levels, see “The Index” above.

Repurchase or Redemption

As discussed in “Specific Terms of the ETNs—Payment upon Repurchase or Redemption” below, subject to certain restrictions, on any business day from, and including, the initial issuance of the ETNs on the initial settlement date to, and including, October 17, 2041, you may offer your ETNs to RBS plc for repurchase.  If you choose to offer your ETNs for repurchase, you must offer at least the applicable minimum repurchase amount to RBS plc for repurchase on any repurchase date in accordance with the procedures set forth under “Specific Terms of the ETNs—Repurchase at Your Option” in this pricing supplement.  The last date on which RBS plc will repurchase your ETNs will be October 23, 2041.  The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value, although there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the securities administrator maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through DTC or another depositary.  Owners of beneficial interests in the ETNs should read the section “—Forms of the ETNs” below and “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus dated September 28, 2012 (the “prospectus”).

The ETNs are securities as described in the prospectus which also contains a detailed summary of additional provisions of the ETNs and of the amended and restated indenture, dated as of August 13, 2010 (the “original indenture”), among us, as issuer, RBSG, as guarantor, and The Bank of New York Mellon, acting through its London Branch, as original trustee, as supplemented by a first supplemental indenture dated as of August 25, 2010 (the “first supplemental indenture”), among us, as issuer, RBSG, as guarantor, The Bank of New York Mellon, acting through its London Branch, as original trustee, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities administrator, and a third supplemental indenture dated as of September 27, 2011 (the “third supplemental indenture”) among us, as issuer, RBSG, as guarantor, and Wilmington Trust Company, as trustee, under which the ETNs will be issued (the original indenture, as supplemented by the first supplemental indenture and the third supplemental indenture, and as may be further supplemented or amended from time to time, collectively, the “indenture”).  You should read all the provisions of the accompanying prospectus, including information incorporated by reference, and the indenture.  Pursuant to an administration agreement dated as of August 25, 2010 (the “administration agreement”), among us, RBSG, Wilmington Trust Company, and Citibank, N.A., the securities administrator will be the authenticating agent, paying agent, securities registrar and transfer agent for the ETNs.

Please note that the information about the price to the public and the proceeds to us on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Interest

We will not make any interest payments during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $25.00 stated face amount.  Any ETNs issued in the future may be issued at a price higher or lower than the stated face amount, based on the indicative value of the ETNs at that time.  However, regardless of the issue price of any ETNs, the stated face amount or par value of all ETNs will be $25.00.

Ranking

The ETNs will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations save for those preferred by mandatory provision of law.  The indenture does not limit the amount of additional indebtedness that we may incur.

Guarantee

The Royal Bank of Scotland Group plc, which we refer to as RBSG, will fully and unconditionally guarantee payment in full to the holders of the ETNs.  The guarantee is set forth in, and forms a part of, the indenture under which the ETNs will be issued.  If, for any reason, we do not make any required payment in respect of the ETNs when due, RBSG, as the guarantor thereof, will cause the payment to be made to or to the order of the applicable paying agent on behalf of the trustee.  The holder of the guaranteed ETN may sue the guarantor to enforce its rights under the guarantee without first suing us or any other person or entity.  The guarantees will constitute RBSG’s unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all RBSG’s other present and future unsecured and unsubordinated obligations.  RBSG may, without the consent of the holders of the ETNs, assume all of our rights and obligations under the ETNs and upon such assumption, we will be released from our liabilities with respect to the indenture and the ETNs.  Any payment in respect of the ETNs, including any repayment of your investment, will be subject to the credit risk of us and RBSG.

Payment at Maturity

The ETNs will mature on the maturity date stated on the cover of this pricing supplement, subject to postponement as described below.  If you hold your ETNs to maturity, you will receive a cash payment on the stated maturity date that is equal to the daily redemption value of the ETNs on October 22, 2041 (the “final valuation date”), unless the final valuation date and/or maturity date is postponed as described below.  The calculation agent will determine the applicable daily redemption value in the manner described under “—Daily Redemption Value” below.  In addition, if the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on such day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment.

If the final valuation date is not a trading day or if a market disruption event exists on the final valuation date, then the calculation agent will postpone the determination of the daily redemption value for the final valuation date, in which case the maturity date will be postponed to the third business day immediately following the final valuation date, as postponed, and the calculation agent will determine the daily redemption value as described under “—Postponement of a Valuation Date” below.  If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day.  In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment you will be entitled to receive on the ETNs is subject to the ability of The Royal Bank of Scotland plc, which we refer to as RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Repurchase at Your Option

Subject to certain restrictions, on any business day from, and including, the initial issuance of the ETNs on the initial settlement date to, and including, October 17, 2041, you may offer your ETNs to us for repurchase.  If you choose to offer your ETNs for repurchase, you must offer at least 20,000 ETNs to us for any single repurchase on any repurchase date in accordance with the procedures described below; provided that RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  Any such reduction will be applied on a consistent basis for all holders of the ETNs from the time the reduction becomes effective.  Subject to any reduction in the minimum repurchase amount by RBS plc, if you offer at least 20,000 ETNs to us for repurchase and fulfill the repurchase procedures described below, we will be obligated to repurchase your ETNs on the applicable repurchase date.

If you wish to offer your ETNs to us for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver an irrevocable offer for repurchase, a form of which is attached as Annex A to this pricing supplement, to us by e-mail at ETNUSCorpActions@rbs.com.  If your offer for repurchase is received by us after 4:00 p.m., New York City time, on a business day, you will be deemed to have delivered your offer for repurchase on the following business day.

•
In addition to the offer for repurchase, your broker must deliver a completed and signed irrevocable confirmation of repurchase, a form of which is attached as Annex B, to us by facsimile by 5:00 p.m., New York City time, on the same day.  If your irrevocable confirmation of repurchase is received after 5:00 p.m., New York City time, you will be deemed to have delivered your confirmation of repurchase on the following business day.  One portion of the confirmation of repurchase must be completed by you as beneficial owner of the ETNs, and the other portion must be completed by your broker.  You must offer at least 20,000 ETNs for repurchase by us on any repurchase date; provided that RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount. We must acknowledge receipt from your broker in order for your offer to be effective.

•	Your broker must book a delivery versus payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily redemption value, facing us.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (which is the third business day following the relevant valuation date as described under “—Payment upon Repurchase or Redemption” below).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines.  Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

The applicable valuation date for any repurchase will be the trading day immediately following the business day on which you make, or are deemed to have made, your offer and confirmation to us to repurchase your ETNs, and the applicable repurchase date will be the third business day immediately following such valuation date.

Unless the scheduled repurchase date is postponed as described under “—Payment upon Repurchase or Redemption” below, the final day on which we will repurchase your ETNs will be October 23, 2041.  As such, you must offer your ETNs for repurchase no later than October 17, 2041 in order to have your ETNs repurchased on October 23, 2041, and the applicable valuation date for any such repurchase would be October 18, 2041.

A “trading day” is a day on which (a) trading is generally conducted on NYSE Arca (or any successor exchange on which the ETNs are then listed) and the Exchange, and (b) the level of the Index is calculated and published, in each case as determined by the calculation agent.

“Exchange” means the exchange or quotation system, or any substitute exchange or quotation system, in which trading of the components of the Index principally occurs, as determined by the calculation agent.

A “business day” is any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law, executive order or governmental decree to be closed.

Redemption at Our Option

We may, in our sole discretion, redeem the ETNs, in whole but not in part, at any time during the period from, and including, the initial issuance of the ETNs on the initial settlement date, to, and including, October 23, 2041.  If we exercise our right to redeem the ETNs, we will deliver an irrevocable redemption notice to DTC (the holder of the global note) not less than five business days prior to the applicable redemption date.  The last day on which we can deliver a redemption notice is October 16, 2041.

The valuation date for any redemption, will be the trading day immediately following the business day on which we deliver the relevant redemption notice to DTC in accordance with the procedures set forth above.  The applicable redemption date will be specified in the redemption notice and will not be less than five business days or more than ten business days after the date of the redemption notice.

Payment upon Repurchase or Redemption

If your ETNs are repurchased or if we elect to redeem your ETNs in accordance with the procedures described under “—Repurchase at Your Option” and “—Redemption at Our Option” above, as the case may be, you will receive a cash payment on the relevant repurchase date or redemption date, as the case may be, in an amount per ETN equal to the daily redemption value of the ETNs on the applicable valuation date.

The applicable valuation date will be:

•
in the case of ETNs you have offered for repurchase, the trading day immediately following the business day on which you make, or are deemed to have made, your offer and confirmation to us to repurchase your ETNs; or

•	in the case of ETNs we have elected to redeem, the trading day immediately following the business day on which we deliver a redemption notice to DTC (as holder of the global note).

The repurchase date applicable to any repurchase will be the third business day immediately following the valuation date for such repurchase.  The redemption date will be specified in the redemption notice and will not be less than five business days or more than ten business days after the date of the redemption notice.

The calculation agent will determine the applicable daily redemption value in the manner described under “—Daily Redemption Value” below.

If the valuation date for any repurchase or redemption is not a trading day or if a market disruption event exists on such valuation date, then the calculation agent will postpone the valuation date as described under “—Postponement of a Valuation Date,” in which case the repurchase date or redemption date, as the case may be, will be postponed to the third business day immediately following the applicable valuation date, as postponed, and the calculation agent will determine the daily redemption value as described under “—Postponement of a Valuation Date” below.  In the event that payment upon repurchase or redemption by us is deferred beyond the original repurchase date or redemption date, as the case may be, as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any ETNs repurchased by us at your option or redeemed by us at our option will be cancelled.

Any payment you will be entitled to receive on the ETNs is subject to the ability of RBS plc as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs is reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the face amount of your investment at maturity or upon early repurchase or redemption.  If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the face amount of your investment at maturity or upon early repurchase or redemption.

Acceleration Upon Zero Daily Redemption Value

If the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on such day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

Daily Redemption Value

The daily redemption value as of October 21, 2011, the inception date, was equal to the stated face amount of $25.00 per ETN.  For any valuation date thereafter, the daily redemption value per ETN will be equal to:

•	the daily redemption value on the immediately preceding valuation date, multiplied by

•	the index factor (as defined below) on such valuation date, multiplied by

•	the fee factor (as defined below) on such valuation date.

The “index factor” on any valuation date, including the final valuation date, will be equal to the Index closing level on such valuation date, divided by the Index closing level on the immediately preceding valuation date.

The “Index closing level” on any valuation date will be the official closing level of the Index with respect to such valuation date reported on Bloomberg page “DGETR <Index>” or any successor page on Bloomberg or any successor service, as applicable, or if the official closing level of the Index is not reported on such page, the official closing level of the Index with respect to such valuation date as published or otherwise made publicly available by the Index Sponsor or the Index calculation agent, in each case as determined by the calculation agent.  In certain circumstances, the Index closing level will be based on the alternative calculation of the Index as described under “—Discontinuation or Modification of the Index” below.

The “fee factor” on any valuation date, including the final valuation date, will be equal to one minus the investor fee, which is equal to the product of (a) the annual investor fee and (b) the day-count fraction.

The “annual investor fee” will be equal to 0.60% per annum.

On each valuation date, the “day-count fraction” is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

“Valuation date” means each business day from, and including, the inception date to, and including, the final valuation date.  If any valuation date is not a trading day or if a market disruption event exists on any valuation date, the valuation date (including the final valuation date) will be postponed for up to five business days as described under “—Postponement of a Valuation Date” below.

If the daily redemption value per ETN equals zero, the ETNs will be automatically accelerated on such date and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

Market Disruption Events

For purposes of the ETNs, a “market disruption event” means:

(a)
any suspension or absence of, or material limitation imposed on, trading by any relevant exchange in securities or futures or options contracts that reference securities then composing 20% or more of the level of the Index; or

(b)
any event (other than an event described in clause (a) above or clause (c) below) that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for securities or futures or options contracts that reference securities then composing 20% or more of the level of the Index; or

(c)
the closure on any trading day of the relevant exchange for securities or futures or options contracts that reference securities then composing 20% or more of the level of the Index prior to its scheduled closing time unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange or quotation system on such trading day and (B) the submission deadline for orders to be entered into such exchange or quotation system for execution on such trading day.

The “relevant exchange” means the primary exchange or quotation system for any component, or futures or option contracts related to any component, then included in the Index, as determined by the calculation agent.

For purposes of determining whether a market disruption event exists at any time, if trading in a security included in the Index is suspended or materially limited at that time, or there occurs an event that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for such security, then the relevant percentage contribution of that security to the level of the Index will be based on a comparison of (a) the portion of the level of the Index attributable to that security relative to (b) the overall level of the Index, in each case immediately before the occurrence of that suspension, limitation or other market disruption, as the case may be.

For purposes of determining whether a market disruption event has occurred or is continuing:

•
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•	a decision permanently to discontinue trading in the relevant futures or options contract will not constitute a market disruption event;

•
limitations pursuant to NYSE Rule 80B (or the rules of any relevant exchange similar to any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension or absence or material limitation of trading;

•
a suspension of trading in futures or options contracts on the Index by the primary exchange or market related to such contract by reason of (i) a price change exceeding limits set by such exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or absence or material limitation of trading in futures or options contracts related to the Index; and

•
a suspension or absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Postponement of a Valuation Date

If any valuation date (including the final valuation date) is not a trading day, or if a market disruption event exists on any valuation date, that valuation date will be postponed to the next succeeding trading day on which a market disruption event does not exist.  However, in no event will a valuation date be postponed more than five business days.  If a valuation date has been postponed for five business days and such fifth business day is not a trading day or a market disruption event exists on such fifth business day, the calculation agent will determine the Index closing level for such valuation date on such fifth business day in accordance with the formula for calculating the Index closing level last in effect prior to the commencement of the market disruption event or non-trading day, using the closing price (or, if trading in the relevant securities composing the Index has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth business day of each security most recently composing the Index.  If a valuation date is postponed, any corresponding repurchase date or redemption date or, in the case of the final valuation date, the maturity date, will also be postponed to the third business day immediately following the applicable valuation date or final valuation date, as the case may be, as postponed.  Any such postponement or determination by the calculation agent may adversely affect your return on the ETNs.  In addition, no interest or other payment will be payable as a result of such postponement.

All determinations and adjustments to be made by the calculation agent with respect to the daily redemption value and the amount payable upon repurchase or redemption or at maturity will be made by the calculation agent in its sole discretion.  See “Risk Factors” for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Default Amount on Acceleration

For the purpose of determining whether the holders of our RBS NotesSM, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated face amount of each ETN outstanding as the principal amount of that ETN.  Although the terms of the ETNs may differ from those of the other RBS NotesSM, holders of specified percentages in principal amount of all RBS NotesSM will be able to take action affecting all the RBS NotesSM, including the ETNs.  This action may involve changing some of the terms that apply to the RBS NotesSM, accelerating the maturity of the RBS NotesSM after a default or waiving some of our obligations under the indenture.

In case an event of default (as defined in the prospectus) with respect to the ETNs shall have occurred and be continuing, the amount declared due and payable for each ETN upon any acceleration of the ETNs will be determined by RBSSI, as calculation agent, and will equal the daily redemption value calculated as if the date of acceleration were the applicable valuation date.  See “Description of Debt Securities—Events of Default; Limitation of Remedies” in the prospectus.

If the maturity of the ETNs is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its Delaware office, and to the securities administrator at its New York office, on which notice the trustee and the securities administrator may conclusively rely, and to DTC of the aggregate cash amount due with respect to the ETNs, if any, as promptly as possible and in no event later than two business days after the date of acceleration.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We are initially offering up to a maximum aggregate face amount of ETNs linked to the Index of $100,000,000 (equivalent to 4,000,000 ETNs).  However, we have no obligation to issue up to this amount or any specific amount of ETNs and, in our sole discretion, may issue ETNs in excess of this amount.  If we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time. If we start selling additional ETNs, we may stop selling additional ETNs for any reason, which could materially and adversely affect the price and liquidity of the ETNs in the secondary market.  See “Risk Factors—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.”  Such additional ETNs will be consolidated and form a single series with the ETNs and all other RBS NotesSM issued pursuant to the indenture.  We have no obligation to take your interests into account when deciding to issue additional securities.

Discontinuation or Modification of the Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index closing level, daily redemption value of the ETNs and all calculations related to the Index will be determined by reference to the value of such Successor Index.  References to the “Index” in this pricing supplement are deemed to include references to any relevant Successor Index where applicable.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be furnished to us, the trustee, the securities administrator and DTC as the holder of the ETNs within three trading days of such selection.

If the Index Sponsor discontinues publication of the Index and the calculation agent determines that no Successor Index is available with respect to the Index at such time, then the calculation agent will determine the Index closing levels in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price of each security most recently comprising the Index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the ETNs.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the next valuation date, make such calculations and adjustments to the terms of the ETNs as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and on each valuation date thereafter, make each relevant calculation with reference to the Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or a reverse split in the index), then the calculation agent will adjust such index in order to arrive at a level of the Index or Successor Index as if it had not been modified (e.g., as if such split or reverse split had not occurred).

If a Successor Index is selected or if the calculation agent determines the value of an Index as described above, the value of the Index as determined by the calculation agent will be used as a substitute for the Index for all purposes, including for the purpose of determining whether a market disruption event has occurred or is continuing.

Manner of Transfer, Exchange and Payment

If we ever issue ETNs in certificated form, those ETNs may be presented for payment, transfer and exchange at the office of any transfer agent designated and maintained by us.  We have initially designated Citibank, N.A, the securities administrator under the indenture, at 111 Wall Street, 15th Floor Window, New York, New York 10005, Attention: Corporate Trust Services, as our current agent for the payment, transfer and exchange of the ETNs. We refer to Citibank, N.A., acting in this capacity, as the paying agent. However, holders of global securities may transfer and exchange global securities only in the manner and to the extent set forth under “Description of Debt Securities — Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

We will not be required to:

•
register the transfer or exchange of any ETN if the holder has exercised the holder’s right, if any, to require us to repurchase the ETN, in whole or in part, except the portion of the ETN not required to be repurchased;

•	register the transfer or exchange of ETNs to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer or exchange of any ETN selected for redemption in whole or in part, except the unredeemed or unpaid portion of that ETN being redeemed in part.

No service charge will be made for any registration or transfer or exchange of ETNs, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of ETNs.

Book-Entry Securities.  The paying agent will make payments on the ETNs to the account of the depositary (which is initially DTC), as holder of the global securities representing the ETNs, by wire transfer of immediately available funds. We expect that the depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the global securities as shown on the records of the depositary. We also expect that payments by the depositary’s participants to owners of beneficial interests in the global securities will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Securities.  Any payment on the ETNs will be made in immediately available funds to accounts designated by you and approved by us, or at the office of the paying agent specified above, but only when the ETNs are surrendered to the paying agent at that office.

Role of Calculation Agent

RBS Securities Inc., or RBSSI, an affiliate of ours, will serve as the calculation agent.  The calculation agent will, in its reasonable discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early repurchase or redemption by us, market disruption events (see “—Postponement of a Valuation Date”), business days, trading days, the daily redemption value, the maturity date, valuation dates, repurchase dates, the amount payable in respect of your ETNs at maturity or upon early repurchase or redemption by us and any other calculations or determinations to be made by the calculation agent as specified herein.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts

We or RBSG will pay any amounts to be paid by us or RBSG, as guarantor, on any ETNs without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any U.K. political subdivision or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law.  If at any time a U.K. taxing jurisdiction requires us or RBSG, as guarantor, to make such deduction or withholding, we or RBSG, as guarantor, will pay additional amounts with respect to payments on the ETNs (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those ETNs, after the deduction or withholding, shall equal the amounts of any payments which would have been payable on those ETNs if the deduction or withholding had not been required.

However, this will not apply to any tax, levy, impost, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the ETNs is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise has some connection with the U.K. taxing jurisdiction other than the holding or ownership of an ETN or the collection of any payments on any ETN;

•	except in the case of a winding up in the United Kingdom, the relevant ETN is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant ETN is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the ETN (where presentation is required) for payment at the close of that 30-day period;

•
the holder or the beneficial owner of the relevant ETN or the beneficial owner of any payments on the ETN failed to comply with a request by us, RBSG, our liquidator or RBSG's liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any information requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge, fee, deduction or withholding;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives;

•
the relevant ETN is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant ETN (where presentation is required) to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor shall Additional Amounts be paid with respect to any payments on the ETNs to any person if the payment would be required by the laws of any U.K. tax jurisdiction to be included in the income of another person and such other person would not have been entitled to such Additional Amounts had it received such payment directly.

Whenever we refer in this pricing supplement, in any context, to any payments on any security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

We are neither under any obligation to, nor do we intend to, make any additional payments in respect of U.S. tax or withholding requirements.

Forms of the ETNs

We will offer the ETNs on a continuing basis and will issue ETNs only in fully registered form either as registered global securities or, in limited circumstances, as certificated securities (which we also refer to as definitive securities).  References to “holders” mean those who own ETNs registered in their own names, on the books that we or the securities administrator maintain for this purpose, and not those who own beneficial interests in ETNs registered in street name or in ETNs issued in book-entry form through one or more depositaries.

Registered Global Securities

The ETNs will initially be issued as registered global securities, and we will issue one or more global certificates representing the entire issue of ETNs.  Except as set forth in the accompanying prospectus under “Description of Debt Securities—Form of Debt Securities; Book-Entry System—Issuance of Definitive Securities” you may not exchange registered global securities or interests in registered global securities for certificated securities.

Each global note certificate representing registered global securities will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.  These certificates name DTC or its nominee as the owner of the ETNs.  DTC maintains a computerized system that will reflect the interests held by its participants in the global securities.  An investor’s beneficial interest will be reflected in the records of DTC’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative.  A further description of the DTC’s procedures for global securities representing book-entry securities is set forth under “Description of Debt Securities—Form of Debt Securities—Book-Entry System—The Clearing Systems—DTC” in the prospectus.

Certificated Securities

If we issue ETNs in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the ETN.  The person named in the note register will be considered the owner of the ETN for all purposes under the indenture.  For example, if we need to ask the holders of the ETNs to vote on a proposed amendment to the ETNs, the person named in the note register will be asked to cast any vote regarding that ETN.  If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your ETN in our records and will be entitled to cast the vote regarding your ETN.  You may not exchange certificated securities for registered global securities or interests in registered global securities.  See “Description of Debt Securities—Form of Debt Securities; Book-Entry System—Issuance of Definitive Securities” in the accompanying prospectus.

Trustee and Securities Administrator

Wilmington Trust Company is the trustee for the ETNs under the indenture.  Wilmington Trust Company’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890.  Citibank, N.A. will act as securities administrator for the ETNs.  We and our affiliates may from time to time maintain banking relationships or conduct transactions in the ordinary course of business with the trustee, the securities administrator, and their affiliates.  Wilmington Trust Company and Citibank, N.A. also serve in similar capacities for a number of series of our outstanding indebtedness.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.  See “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus for more information.

VALIDITY OF THE ETNS

In the opinion of Davis Polk & Wardwell LLP, when the ETNs offered by this pricing supplement have been executed and issued by the Issuer and the Guarantor and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such ETNs will constitute valid and binding obligations of the Issuer, and the related guarantee will constitute a valid and binding obligation of the Guarantor, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.  This opinion is given as of September 28, 2012 and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by Scots law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Dundas & Wilson CS LLP filed as an exhibit to the Registration Statement on Form F-3 filed by the Guarantor on September 28, 2012.  The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Dundas & Wilson CS LLP.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes, and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP filed as an exhibit  to the Registration Statement on Form F-3 filed by the Guarantor on September 28, 2012.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the ETNs will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the ETNs.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Risk Factors—Risks Relating to the ETNs—Hedging and trading activities by us or our affiliates could affect prices of ETNs” and “Plan of Distribution (Conflicts of Interest)” in this pricing supplement, and “Use of Proceeds” in the accompanying prospectus.

From time to time after issuance and prior to the maturity of any ETNs, depending on market conditions (including the level of the Index), in connection with hedging certain of the risks associated with the ETNs, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index or any security comprising the Index.  In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future.  To the extent that we or one or more of our affiliates have a hedge position in the Index or any securities comprising the Index, we or one or more of our affiliates may liquidate a portion of those holdings on or before the final valuation date.  Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.  Our or our affiliates’ hedging activities will not be limited to any particular securities exchange or market.

The hedging activity discussed above may adversely affect the level of the Index.  As a result, such activity may affect the market price of the ETNs and the amount payable at maturity or upon early repurchase or redemption by RBS plc.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

CERTAIN UNITED KINGDOM TAXATION CONSIDERATIONS

The following is a general summary of certain U.K. tax consequences as of the date of this pricing supplement in relation to the ETNs. It is based on current United Kingdom tax law and HM Revenue & Customs practice and is not exhaustive. Any holders who are in doubt as to their tax position should consult their professional advisers.

Payments on the ETNs

Where ETNs are to be, or may fall to be, redeemed at a premium, then any such element of premium may constitute a payment of interest for the purposes of United Kingdom withholding tax. If any such element of premium does not constitute a payment of interest for the purposes of United Kingdom withholding tax it generally will be paid by RBS plc without withholding or deduction for or on account of United Kingdom income tax.

Payments on the ETNs of amounts treated as interest for the purposes of United Kingdom withholding tax generally will be paid by RBS plc without withholding or deduction for or on account of United Kingdom income tax provided that RBS plc continues to be a bank within the meaning of Section 991 of the Income Tax Act 2007 (the “ITA 2007”) and the interest on the ETNs is paid in the ordinary course of its business within the meaning of Section 878 of the ITA 2007.

Payments on the ETNs of amounts treated as interest for the purposes of United Kingdom withholding tax generally will also be paid by RBS plc without withholding or deduction for or on account of United Kingdom income tax if the payments are regarded as made under derivative contracts the profits and losses arising from which are calculated in accordance with Part 7 of Corporation Tax Act 2009.

Additionally, if the ETNs are and continue to be “quoted Eurobonds”, payments of interest by RBS plc on the ETNs would be made without withholding or deduction for or on account of United Kingdom tax. The ETNs issued will constitute “quoted Eurobonds” if they are and continue to be listed on a recognised stock exchange, within the meaning of Section 1005 of the ITA 2007. The NYSE Arca is a recognised stock exchange for these purposes. Securities will be treated as listed on the NYSE Arca if they are both admitted to trading on the main market of the NYSE Arca and are officially listed in the United States in accordance with provisions corresponding to those generally applicable in countries in the European Economic Area.

In all other cases, payments treated as interest for the purposes of United Kingdom withholding tax will generally be paid by RBS plc subject to deduction of income tax at the basic rate (currently 20%), subject to the availability of other reliefs or to any direction to the contrary from HM Revenue & Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

If RBSG, as Guarantor, makes any payments in respect of amounts treated as interest on the ETNs (or other amounts due under the ETNs other than the repayment of amounts subscribed for the ETNs), such payments may be subject to United Kingdom withholding tax at the basic rate, subject to the availability of other reliefs or to any direction to the contrary from HM Revenue & Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

HM Revenue & Customs has powers to obtain information relating to securities in certain circumstances. This may include details of the beneficial owners of the ETNs (or the persons for whom the ETNs are held), details of the persons to whom payments derived from the ETNs are or may be paid and information and documents in connection with transactions relating to the ETNs. Information may be required to be provided by, amongst others, the holders of the ETNs, persons by (or via) whom payments derived from the ETNs are made or who receive (or would be entitled to receive) such payments, persons who effect or are a party to transactions relating to the ETNs on behalf of others and certain registrars or administrators. In certain circumstances, the information obtained by HM Revenue & Customs may be exchanged with tax authorities in other countries.

EU Directive on the Taxation of Savings Income

The EU has adopted a Directive regarding the taxation of savings income. The Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to (of for the benefit of) an individual or to certain other persons in another Member State, except that Austria and Luxembourg will instead impose a withholding system for a transitional period

(subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise. The Luxembourg government has announced its intention to elect out of the withholding system in favour of an automatic exchange of information with effect from 1 January 2015. The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our U.S. tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the ETNs. It applies to you only if you hold the ETNs as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding an ETN as a part of a “straddle.”

Tax Treatment of the ETNs

In the opinion of our U.S. tax counsel, which is based on prevailing market conditions as of the date of this pricing supplement, it is more likely than not that the ETNs will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes, with the consequences described below. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment, in which case the timing and character of income or loss on your ETNs could be materially and adversely affected.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or foreign tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the ETNs), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions. Unless otherwise stated, the following discussion is based on the treatment of the ETNs as prepaid financial contracts that are not debt.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of an ETN and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

Under this treatment, you should not recognize taxable income or loss with respect to an ETN prior to its taxable disposition (including a repurchase or redemption by us). Upon a taxable disposition of an ETN, you will recognize gain or loss equal to the difference between the amount you realize and your tax basis in the ETN. Your tax basis in the ETN should equal the amount you paid to acquire it. Your gain or loss should be capital gain or loss, and should be long-term capital gain or loss if you have held the ETN for more than one year. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if an ETN is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the ETN and/or to treat all or a portion of your gain or loss on its taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it. In particular, it is possible that each rebalancing of the Index, or any change in the methodology of or substitution of a successor to the Index or an index component, could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to the possible application of the “wash sale” rules) as if you had sold or exchanged the ETNs.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments; the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in an ETN, possibly with retroactive effect.

Consequences if an ETN Is Treated as a Debt Instrument

If an ETN is treated as a debt instrument, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the ETN you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the ETN, even though we will not be required to make any payment with respect to the ETN prior to its maturity or earlier repurchase or redemption by us. In addition, any income you recognize upon the taxable disposition of the ETN will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of an ETN and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of an ETN who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the ETN or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

Subject to the discussion below under “—Additional Withholding Tax Considerations,” if an ETN is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, any gain you realize with respect to the ETN generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States.  However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to withholding tax, in each year that you own an ETN, possibly on a retroactive basis.

Subject to the discussion below under “—Additional Withholding Tax Considerations,” if an ETN is treated as a debt instrument, any income or gain you realize with respect to the ETN will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from an ETN is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the ETN, including the possible imposition of a 30% branch profits tax if you are a corporation.

Additional Withholding Tax Considerations

Because the Payment at Maturity is determined by reference to the Index, the performance of which in turn depends in part on dividends paid by the issuers of its component stocks, it is possible, under regulations proposed by the U.S. Treasury Department, that Section 871(m) of the Code could apply to the ETNs.  While significant aspects of the application of these regulations to the ETNs are uncertain, we (or other withholding agents) may withhold (at a rate of 30%, subject to reduction under an applicable income tax treaty) on amounts paid with respect to the ETNs to the extent treated as contingent upon or determined by reference to a U.S.-source dividend under these rules (dividend equivalents).

Legislation enacted in 2010 commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied.  Pursuant to Treasury Regulations, this legislation generally will apply to (1) ETNs issued after December 31, 2013 that are treated as debt instruments for U.S. federal income tax purposes and (2) ETNs issued more than six months after the effective date of the final Treasury Regulations under Section 871(m) of the Code that could be treated as paying dividend equivalents pursuant to those final regulations.  Withholding (if applicable) will apply to payments of interest after December 31, 2013, to payments of dividend equivalents under Section 871(m) made more than six months after the effective date of the final Treasury Regulations under Section 871(m), and to payments of gross proceeds of the taxable disposition of the relevant ETNs after December 31, 2016.

We will not pay additional amounts with respect to any such withholding taxes. You should consult your tax adviser regarding the potential application of Section 871(m) and FATCA, including the availability of certain refunds or credits.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of an ETN may be subject to information reporting, and may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and RBSG have appointed RBS Securities Inc. (“RBSSI”) as agent for any offering of the ETNs (which term includes the related guarantees).

We issued $4,000,000 in face amount of the ETNs (equivalent to 160,000 ETNs) on the initial settlement date to be sold through RBSSI, an affiliate of ours.  These ETNs and additional ETNs may be offered and sold from time to time, at a price that is higher or lower than the $25.00 stated face amount, based on the indicative value of the ETNs at that time, by or through RBSSI, acting as principal or our agent, to investors and to dealers acting as principals for resale to investors.  We will receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the inception date.  RBSSI may also receive a payment from us of a portion of the investor fee in consideration for its administrative role in the issuances and repurchases of the ETNs.

We have entered into an agreement with Pacer Financial, Inc. (“Pacer”) under which Pacer will receive a portion of the investor fee in consideration for its role in marketing the ETNs.  The actual amount received by Pacer in a given year will depend on, among other things, the daily redemption value of ETNs then outstanding and the number and value of any other then-outstanding securities issued by RBS plc or its affiliates and marketed by Pacer.  The amount paid to Pacer is subject to limitations on the amount of compensation which may be paid to members of the Financial Industry Regulatory Authority (“FINRA”), such as Pacer.

We may deliver ETNs against payment therefor on a date that is greater than three business days following the date of sale of any ETNs.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to transact in ETNs that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Amounts paid to FINRA members, including RBSSI and Pacer, constituting underwriting compensation with respect to ETNs will not exceed 8% of the offering proceeds.

RBSSI’s address is RBS Securities Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

Conflicts of Interest

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct each offering of ETNs in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these ETNs, RBSSI may offer and sell those ETNs in the course of its business as broker-dealer.  RBSSI may act as principal or agent in these transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus in connection with any of these transactions.  RBSSI is not obligated to make a market in any of these ETNs and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of ETNs.  See “Use of Proceeds; Hedging” above.

Market-Making Transactions

Broker-dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (as such term includes this pricing supplement and the accompanying prospectus) may be used by such broker-dealers and our affiliates in connection with market-making transactions.  In these transactions, broker-dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities

Act”).  Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  If these activities are commenced, they may be discontinued at any time.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act.  This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.  In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless statutory or administrative exemptive relief is available.  Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under Section 406 of ERISA and Section 4975 of the Code.  We, and our current and future affiliates, including RBS Securities Inc., may be parties in interest with respect to many Plans.  Thus, a Plan fiduciary considering an investment in the ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.  For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

Each purchaser or holder of an ETN, and each fiduciary who causes any entity to purchase or hold an ETN, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding the ETNs on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Each purchaser of an ETN will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the ETN does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

The ETNs are contractual financial instruments.  The financial exposure provided by the ETNs is neither a substitute or proxy for, nor is it intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the ETNs.  The ETNs have not been designed and shall not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the ETNs.

Each purchaser or holder of any ETNs acknowledges and agrees that:

(i)	the purchaser or purchaser’s fiduciary has made and shall make all investment decisions for the purchaser and the purchaser has not and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser with respect to (A) the design and terms of the ETNs, (B) the purchaser's investment in the ETNs, or (C) the exercise, or failure to exercise, any rights we have under or with respect to the ETNs;

(ii)
we and our affiliates have and shall act solely for our own account in connection with (A) all transactions relating to the ETNs and (B) all hedging transactions in connection with our obligations under the ETNs;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of any investor;

(iv)	our interests may be adverse to the interests of any purchaser or holder; and

(v)
neither we nor any of our affiliates are fiduciaries or advisers of the purchaser or holder in connection with any such assets, positions or transactions and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs.  We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

ANNEX A —
FORM OF OFFER FOR REPURCHASE

To:                 ETNUSCorpActions@rbs.com

Subject:	RBS Global Big Pharma Exchange Traded Notes (the “ETNs”) CUSIP/ISIN: 78009P135 / US78009P1350

[BODY OF E-MAIL]

The undersigned hereby irrevocably elects to exercise the right to have The Royal Bank of Scotland plc repurchase the following ETNs as described in the pricing supplement relating to the ETNs dated July 2, 2013.

Name of holder:	[	]
Number of ETNs to be repurchased:	[	]*
Applicable valuation date:	[	]**
Contact name:	[	]
Telephone No.:	[	]

Acknowledgement:
I acknowledge that the ETNs specified above will not be repurchased unless all of the requirements specified in the pricing supplement related to the ETNs are satisfied.

Questions regarding the repurchase requirements of your ETNs should be directed to ETNUSCorpActions@rbs.com.

*  Unless the minimum repurchase amount has been reduced by RBS plc, the minimum repurchase amount is 20,000 ETNs.

**  Subject to adjustment as described in the pricing supplement.

ANNEX B —
FORM OF CONFIRMATION OF REPURCHASE

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

The Royal Bank of Scotland plc (“RBS plc”)
Fax: 1-203-873-3292

Re:	RBS Global Big Pharma Exchange Traded Notes (the “ETNs”)
CUSIP/ISIN: 78009P135 / US78009P1350

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to RBS plc the right to repurchase the ETNs, as described in the pricing supplement dated July 2, 2013 relating to the ETNs (the “Pricing Supplement”), in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

The number of ETNs offered for repurchase.  Unless the minimum repurchase amount has been reduced by RBS plc, you must offer at least 20,000 ETNs for repurchase at one time for your offer to be valid.  The trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.

[insert number of ETNs offered for repurchase by RBS plc]

Applicable valuation date:*	,	20
Applicable repurchase date:*	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Confirmation of Repurchase]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

*   Subject to adjustment as described in the pricing supplement.

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:
DTC Account Number (and any relevant sub-account):
Contact Name:
Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be repurchased unless (i) this Confirmation of Repurchase, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to RBS plc, (ii) the DTC Participant has booked a “delivery vs.  payment” (“DVP”) trade on the applicable valuation date facing RBS plc, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to RBS plc as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date.  I also acknowledge that if this Confirmation of Repurchase is received after 5:00 p.m., New York City time, on a business day, I will be deemed to have made this Confirmation of Repurchase on the following business day.

The undersigned acknowledges that RBS plc will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO RBS PLC BY 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

PART B: TO BE COMPLETED BY BROKER

BROKER’S CONFIRMATION OF REPURCHASE

Dated:
[insert date]

The Royal Bank of Scotland plc (“RBS plc”)

Re:	RBS Global Big Pharma Exchange Traded Notes (the “ETNs”)
CUSIP/ISIN: 78009P135 / US78009P1350

Ladies and Gentlemen:

The undersigned holder of ETNs hereby irrevocably offers to RBS plc for repurchase, on the repurchase date of

                                  ________ ,* with respect to the number of the ETNs indicated below as described in the pricing supplement dated July 2, 2013 relating to the ETNs (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the applicable valuation date of                                   ________ ,* with respect to the stated face amount of ETNs specified below at a price per ETN equal to the repurchase value, facing The Royal Bank of Scotland plc, DTC #425 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

The number of ETNs offered for repurchase.  Unless the minimum repurchase amount has been reduced by RBS plc, you must offer at least 20,000 ETNs for repurchase at one time for your offer to be valid.  The trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.

 DTC # (and any relevant sub-account):

*   Subject to adjustment as described in the Pricing Supplement.

We have not authorized anyone to provide information other than contained in this pricing supplement and the accompanying prospectus with respect to the ETNs.  We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.  We are offering to sell the ETNs and seeking offers to buy the ETNs only in jurisdictions where offers and sales are permitted.  Neither the delivery of this pricing supplement nor the accompanying prospectus, nor any sale made hereunder and thereunder will, under any circumstances, create any implication that there has been no change in the affairs of The Royal Bank of Scotland plc or The Royal Bank of Scotland Group plc since the date of the pricing supplement or that the information contained or incorporated by reference in the accompanying prospectus is correct as of any time subsequent to the date of such information.

THE ROYAL BANK OF SCOTLAND plc

RBS NotesSM

fully and unconditionally guaranteed by
The Royal Bank of Scotland Group plc

4,000,000 ETNs

RBS Global Big Pharma
Exchange Traded Notes

PRICING SUPPLEMENT
DATED JULY 2, 2013
(TO PROSPECTUS DATED
SEPTEMBER 28, 2012)

RBS Securities Inc.

TABLE OF CONTENTS
PRICING SUPPLEMENT	Page
About This Pricing Supplement	PS-1
Where You Can Find Additional Information	PS-2
Summary	PS-3
Risk Factors	PS-17
Hypothetical Examples	PS-31
The Index	PS-36
Valuation of the ETNs	PS-40
Specific Terms of the ETNs	PS-42
Clearance and Settlement	PS-52
Validity of the ETNs	PS-53
Use of Proceeds; Hedging	PS-54
Certain United Kingdom Taxation
Considerations	PS-55
U.S. Federal Income Tax Consequences	PS-57
Plan of Distribution (Conflicts of Interest)	PS-60
Benefit Plan Investor Considerations	PS-62
Annex A—Form of Offer for Repurchase	PS-64
Annex B—Form of Confirmation of
Repurchase	PS-65
PROSPECTUS	Page
About this Prospectus	1
Use of Proceeds	1
The Royal Bank of Scotland Group plc	2
The Royal Bank of Scotland plc	2
Description of Debt Securities	2
Description of Dollar Preference Shares	16
Description of American Depositary Receipts	23
Plan of Distribution	27
Legal Opinions	28
Experts	28
Enforcement of Civil Liabilities	29
Where You Can Find More Information	29
Incorporation of Documents by Reference	29
Cautionary Statement on Forward-Looking Statements	30